AMENDED AND RESTATED LOAN AGREEMENT
BY AND BETWEEN
KENTUCKY ELECTRIC STEEL, INC.
AND
NATIONAL CITY BANK OF KENTUCKY








January 14, 2002


1.  Definitions and Cross References	2
1.1  Accounts Receivable	2
1.2  Affiliate	2
1.3  Amended and Restated Loan Agreement	3
1.4  Amended and Restated Working Capital Line of Credit Note	3
1.5  And/or	3
1.6  Application and Agreement For Letter of Credit	3
1.7  Authorized Officer	3
1.8  Bank	3
1.9  Bankruptcy Code	3
1.10  Borrower	3
1.11  Borrower's Loan Account	4
1.12  Borrowing Base	4
1.13  Borrowing Base Report	4
1.14  Borrowing Certificate	4
1.15  Business Day	4
1.16  Capitalized Lease	4
1.17  Capitalized Rentals	4
1.18  CERCLA	4
1.19  Closing Date	5
1.20  Code	5
1.21  Common Stock	5
1.22  Compliance Certificate	5
1.23  Consolidated EBITDA	5
1.24  Consolidated Funded Debt	5
1.25  Consolidated Net Earnings	5
1.26  Consolidated Stockholders' Equity	6
1.27  Consolidated Tangible Net Worth	6
1.28  Consolidated Total Assets	6
1.29  Consolidated Total Capitalization	6
1.30  Covered Tax	6
1.31  Debt	6
1.32  Debt Service	7
1.33  Debt Service Coverage Ratio	7
1.34  Default Rate	7
1.35  Eligible Accounts	7
1.36  Eligible Billet Inventory	8
1.37  Eligible Finished Goods Inventory	8
1.38  Eligible Scrap Inventory	9
1.39  Environmental Claim	9
1.40  Environmental Law	9
1.41  ERISA	10
1.42  ERISA Affiliate	10
1.43  Excluded Tax	10
1.44  Export Accounts Receivable	10
1.45  Events of Default	10
1.46  Fiscal Quarter	11
1.47  Fiscal Year	11
1.48  Funded Debt	11
1.49  Funding Date	11
1.50  GAAP	11
1.51  Governmental Approval	11
1.52  Governmental Authority	11
1.53  Guaranties	11
1.54  Hazardous Material	12
1.55  Hazardous Material Activity	12
1.56  Indebtedness	12
1.57  Interest Charges	13
1.58  Interest Coverage Ratio	13
1.59  Inventory	13
1.60  Investments	13
1.61  Joint Venture	13
1.62  Legal Requirement	14
1.63  Letter of Credit Fee	14
1.64  Letter of Credit Usage	14
1.65  Letters of Credit	14
1.66  Lien	14
1.67  Loan Instruments	15
1.68  Margin Stock	15
1.69  Master Equipment Lease	15
1.70  Material Adverse Effect	15
1.71  Minority Interests	15
1.72  Multiemployer Plan	15
1.73  Net Outstanding Amount of Eligible Accounts	15
1.74  Net Security Value of Eligible Billet Inventory	16
1.75  Net Security Value of Eligible Finished Goods Inventory	16
1.76  Net Security Value of Eligible Scrap Inventory	16
1.77  Obligations	16
1.78  Officer's Certificate	17
1.79  PBGC	17
1.80  Person	17
1.81  Plan	17
1.82  Prime Rate	17
1.83  RCRA	17
1.84  Release	17
1.85  Rentals	17
1.86  Reportable Event	18
1.87  Restricted Investments	18
1.88  Restricted Payments	20
1.89  Security	20
1.90  Senior Note Agreement	21
1.91  Senior Notes	21
1.92  Significant Subsidiary	21
1.93  Subordinated Debt	21
1.94  Subsidiary	21
1.95  Tax	21
1.96  Tax Transferee	21
1.97  Total Utilization of Working Capital Commitment	22
1.98  Voting Stock	22
1.99  Wholly-Owned	22
1.100  Working Capital Commitment	22
1.101  Working Capital Line of Credit	22
1.102  Working Capital Line of Credit Termination Date	22
1.103  Working Capital Loans	22
1.104  Accounting Terms and Financial Information	22
1.105  Other Definitional Provisions	23

2.  Working Capital Line of Credit	23
2.1  Working Capital Commitment; Working Capital Loans	24
2.2  Interest on the Amended and Restated Working Capital Line
of Credit Note	28
2.3  Fees	29
2.4  Prepayments and Payments; Reductions in Working Capital
Commitment	30
2.5  Use of Proceeds	31
2.6  Letters of Credit	31

3.  Security for the Indebtedness	36
3.1  Security Interest	36
3.2  Right of Offset	37
3.3  Mortgage	37
3.4  Assignment of Rents and Leases	37
3.5  Other Security	37

4.  Conditions Precedent	37
4.1  Initial Closing Conditions	37
4.2  Conditions to All Letters of Credit	40
4.3  Conditions to All Working Capital Loans and Letters of
Credit	40

5.  Representations and Warranties	41
5.1  Organization, Standing, etc. of the Borrower	41
5.2  Subsidiaries	41
5.3  Qualification	41
5.4  Use of Proceeds	42
5.5  Intellectual Property	42
5.6  Contracts	42
5.7  Disclosure	42
5.8  Funded Debt and Capitalized Leases	43
5.9  Title to Properties; Liens	43
5.10  Litigation, etc	43
5.11  Authorization; Compliance with Other Instruments	43
5.12  Governmental Consent	44
5.13  Eligible Accounts	44
5.14  Investment Company Act Status	44
5.15  Regulation G, etc	44
5.16  Holding Company Act	44
5.17  Employee Retirement Income Security Act of 1974	44
5.18  Accuracy of Financial Reports	45
5.19  Bank Accounts	45

6.  Affirmative Covenants	45
6.1  Maintenance of Properties	45
6.2  Monetary Obligations	45
6.3  Financial Statements and Other Reports	46
6.4  Financial Records; Inspection	49
6.5  Permits, Certificates, Leases, Licenses, etc.	49
6.6  Notice	49
6.7  Further Assurances	50
6.8  Payment of Obligations	50
6.9  Preservation of Existence, Leases, etc	50
6.10  Insurance	50
6.11  Environmental Matters	50

7.  Negative Covenants	51
7.1  Mergers, Consolidations and Sales of Assets	51
7.2  Use of Assets	53
7.3  Limitation of Liens	53
7.4  Restricted Payments	55
7.5  Nature of Business	56
7.6  Agreements and Licenses	56
7.7  Limitations on Funded Debt	56
7.8  Transactions with Affiliates	57
7.9  Guaranties	57
7.10  ERISA Compliance	57
7.11  Minimum Consolidated Tangible Net Worth	58
7.12  Minimum Consolidated EBITDA	59
7.13  Interest Coverage Ratio	60
7.14  Debt Service Coverage Ratio	60
7.15  Capital Expenditures	60

8.  Events of Default; Acceleration	60

9.  Remedies	63
9.1  Defaults	63
9.2  Offset	63
9.3  Rights Cumulative	63
9.4  Payment of Costs and Expenses	63

10.  Assignments and Participations	64

11.  Indemnity	65

12.  Miscellaneous	65
12.1  Role of the Bank	65
12.2  Notices	66
12.3  Waiver	67
12.4  Survival of Representations and Warranties	67
12.5  Invalidity	67
12.6  Assignment	67
12.7  Governing Law	67
12.8  Section Headings	68
12.9  Entire Agreement	68
12.10  Time of the Essence	68
12.11  No Oral Modifications	68
12.12  Costs and Expenses	68
12.13  Right to Request Waivers	68
12.14  Supersession of Original Loan Agreement	68
12.15  Termination of Export Line of Credit	68
12.16  Waiver	68

13.  Release of Bank	69

14.  Waiver of Jury Trial	69








Acceptable Bank	1.87(m)
Acceptable Broker-Dealer	1.87(m)
Accounts Receivable	1.1
Affiliate	1.2
Amended and Restated Loan Agreement	Preamble
Amended and Restated Working Capital Line of Credit Note	1.4
And/or	1.5
Application and Agreement For Letter of Credit	1.6
Asset Disposition	7.1(b)
Assignment of Rents and Leases	3.4
Authorized Officer	1.7
Bank	Preamble
Bankruptcy Code	1.9
Borrower	Preamble
Borrower's Loan Account	1.11
Borrowing Base	1.12
Borrowing Rate	2.2(a)
Borrowing Base Report	1.13
Borrowing Certificate	1.14
Business Day	1.15
Capitalized Lease	1.16
Capitalized Rentals	1.17
CERCLA	1.18
Closing Date	1.19
Code	1.20
Collateral Agent	Preamble
Common Stock	1.21
Compliance Certificate	1.22
Consolidated EBITDA	1.23
Consolidated Funded Debt	1.24
Consolidated Net Earnings	1.25
Consolidated Stockholders' Equity	1.26
Consolidated Tangible Net Worth	1.27
Consolidated Total Assets	1.28
Consolidated Total Capitalization	1.29
control	1.2
Covered Tax	1.30
Debt	1.31
Debt Service	1.32
Debt Service Coverage Ratio	1.33

Default Rate	1.34
Eligible Accounts	1.35
Eligible Assignees	10.0(a)
Eligible Billet Inventory	1.36
Eligible Finished Goods Inventory	1.37
Eligible Scrap Inventory	1.38
Environmental Claim	1.39
Environmental Law	1.40
ERISA	1.41
ERISA Affiliate	1.42
Excluded Tax	1.43
Export Accounts Receivable	1.44
Events of Default	1.45, 8
Excluded Asset Dispositions	7.1(c)
Fiscal Quarter	1.46
Fiscal Year	1.47
Funded Debt	1.48
Funding Date	1.49
GAAP	1.50
Government Acts	2.6(h)
Governmental Approval	1.51
Governmental Authority	1.52
Guaranties	1.53
Hazardous Material	1.54
Hazardous Material Activity	1.55
Indebtedness	1.56
Interest Charges	1.57
Interest Coverage Ratio	1.58
Inventory	1.59
Investments	1.60
Joint Venture	1.61
Legal Requirement	1.62
Lenders	Preamble
Letter of Credit Fee	1.63
Letter of Credit Usage	1.64
Letters of Credit	1.65
Lien	1.66
Line of Credit	Recital A
Loan Instruments	1.67
Margin Stock	1.68

Master Equipment Lease	1.69
Material Adverse Effect	1.70
Minority Interests	1.71
Moody's	1.87(m)
Mortgage	3.3
Multiemployer Plan	1.72
net income taxes	1.43
Net Outstanding Amount of Eligible Accounts	1.73
Net Security Value of Eligible Billet Inventory	1.74
Net Security Value of Eligible Finished Goods Inventory	1.75
Net Security Value of Eligible Scrap Inventory	1.76
Note Agreement	Recital B
Note Documents	4.1(h)
Noteholders	Recital B
Obligations	1.77
Officer's Certificate	1.78
PBGC	1.79
Person	1.80
Plan	1.81
primary obligor	1.53
Prime Rate	1.82
Prior Loan Agreement	Recital A
RCRA	1.83
Release	1.84
Rentals	1.85
Reportable Event	1.86
Repurchase Agreement	1.87(m)
Restricted Investments	1.87
Restricted Payments	1.88
Restructure Fee	2.3(b)
Security	1.89
Senior Note Agreement	1.90
Senior Notes	Recital B, 1.91
Significant Subsidiary	1.92
S&P	1.87(m)
Subordinated Debt	1.93
Subsidiary	1.94
Tax	1.95
Tax Transferee	1.96
Term Sheet	Recital D

Title Insurance Policy	4.1(t)
Total Utilization of Working Capital Commitment	1.97
Transfer Price	1.87(m)
Unfunded Vested Pension Liability	7.10(a)
United States Governmental Security	1.87(m)
Voting Stock	1.98
Wholly-Owned	1.99
Working Capital Commitment	1.100
Working Capital Line of Credit	1.101
Working Capital Line of Credit Termination Date	1.102
Working Capital Loans	1.103

	EXHIBITS

Description	Exhibit

Form of Amended and Restated Working Capital Line of Credit Note	A
Form of Application and Agreement for Letter of Credit	B
Form of Borrowing Base Report	C
Form of Borrowing Certificate	D
Form of Compliance Certificate	E
Provisions to Include in Opinion of Counsel to Borrower	F
Schedule of Indebtedness and Liens	G
Schedule of Restricted Investments	H


	AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT (the "Amended and Restated Loan Agreement"), is made and entered into as of the 14th day of January, 2002, by and between: (i) KENTUCKY ELECTRIC STEEL, INC., a Delaware corporation, with principal office and place of business in Boyd County, Kentucky (the "Borrower"), and (ii) NATIONAL CITY BANK OF KENTUCKY, a national banking association, with principal office and place of business in Louisville, Kentucky (the "Bank"), for itself and in its capacity as "Collateral Agent" under that certain Intercreditor and Collateral Agency Agreement (the "Collateral Agency Agreement") of even date herewith among Connecticut General Life Insurance Company, Modern Woodmen of America and the Bank, for the benefit of the "Lenders" (as therein defined).

RECITALS:

A.	Pursuant to that certain Amended and Restated Loan Agreement dated as of November 1, 1995, between the Borrower and the Bank (the "Prior Loan Agreement"), the Bank established in favor of the Borrower a revolving line of credit in the principal amount not to exceed Twenty-Three Million Dollars ($23,000,000.00) (the "Line of Credit").

B.	Pursuant to that certain Note Agreement dated as of November
1, 1995, among the Borrower, CONNECTICUT GENERAL LIFE INSURANCE COMPANY, individually and on behalf of one or more separate accounts, and MODERN WOODMEN OF AMERICA (the "Noteholders"), as amended by that certain First Amendment Agreement dated January 30, 1997, and by Amendment No. 2 to Note Agreement and Waiver of even date herewith (as amended, the "Note Agreement"), the Borrower has issued its 9.00% Senior Notes in the aggregate principal amount of Twenty Million Dollars ($20,000,000.00), with a current outstanding principal balance of Sixteen Million Six Hundred Sixty-Six Thousand Six Hundred Sixty-Seven Dollars ($16,666,667.00)(the "Senior Notes").

C.	The Borrower is in default under the Prior Loan Agreement,
based on the Borrower's failure to comply with certain financial covenants contained in the Prior Loan Agreement, and based on the Borrower's failure to remit certain payments to the Noteholders due under the Senior Notes on November 1, 2001.


D.	Pursuant to a term sheet (the "Term Sheet") dated December
5, 2001, in consideration of the grant by the Borrower of a first lien on all of its assets, the Bank and the Noteholders have agreed to waive any and all existing defaults of the Borrower; the Bank has agreed to continue the Line of Credit up to (and not to exceed) the sum of Eighteen Million Dollars ($18,000,000.00); the Bank has further agreed to extend the maturity date of the Line of Credit; and the Noteholders have agreed to revise the payment terms of the Senior Notes, all on the terms and conditions described in this Amended and Restated Loan Agreement, and in that certain Amendment No. 2 to Note Agreement and Waiver referred to in Paragraph B above.

AGREEMENT:

	NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the mutuality, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. DEFINITIONS AND CROSS REFERENCES. The following terms used in this Amended and Restated Loan Agreement shall have the following meanings:

1.1  Accounts Receivable.  "Accounts Receivable" means all
"Accounts," as such term is defined in Section 9-106 of the Uniform Commercial Code, now or hereafter owned, acquired or held by the Borrower, excluding, however, Export Accounts Receivable, but otherwise including, without limitation, any and all accounts, accounts receivable, contract rights, book debts, notes, drafts, acceptances and other forms of obligations now owned, acquired or held or hereafter received or acquired by or belonging or owing to the Borrower (including under any trade names, styles or divisions thereof) arising out of goods sold, rented or leased and/or services rendered by the Borrower and all of the Borrower's rights in, to and under all purchase orders, instruments, receipts and other documents now owned, acquired or held or hereafter acquired or received by it evidencing obligations for and representing payment for goods sold or leased and/or services rendered, and all of the Borrower's rights to goods represented by any of the foregoing (including unpaid seller's rights of rescission, replevin, reclamation and stopping in transit and rights to returned, reclaimed or repossessed goods), and all moneys due or to become due to the Borrower under all contracts for the sale, rental or lease of goods and/or the performance of services by the Borrower (whether or not yet earned by performance on the part of the Borrower) or in connection with any other transaction, now in existence or hereafter arising, including, without limitation, the right to receive the proceeds of said purchase orders and contracts, and all collateral security and guarantees of any kind given by any Person with respect to any of the foregoing.

1.2  Affiliate.  "Affiliate" means any Person (other than a
Wholly-Owned Subsidiary) (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Borrower, (b) which beneficially owns or holds 5% or more of any class of the Voting Stock of the Borrower, or (c) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Borrower or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.


1.3  Amended and Restated Loan Agreement.  "Amended and Restated
Loan Agreement" has the meaning assigned to that term in the Preamble to this Amended and Restated Loan Agreement.

1.4  Amended and Restated Working Capital Line of Credit Note.
 "Amended and Restated Working Capital Line of Credit Note" means that certain Amended and Restated Revolving Promissory Note dated the date of this Amended and Restated Loan Agreement, made by the Borrower, payable to the order of the Bank, in the face principal amount of Eighteen Million Dollars ($18,000,000.00), as the same may hereafter be amended, modified, restated, renewed and/or replaced from time to time. The Amended and Restated Working Capital Line of Credit Note evidences the obligation of the Borrower to repay Working Capital Loans made to the Borrower pursuant to the Working Capital Line of Credit, together with accrued interest thereon. The form of the Amended and Restated Working Capital Line of Credit Note is attached hereto and made a part hereof, as Exhibit A.

1.5 And/or. "And/or" means one or the other or both, or any one or more or all, of the things or persons or parties in connection with which the conjunction is used.

1.6  Application and Agreement For Letter of Credit.
"Application and Agreement For Letter of Credit" means the document substantially in the form of Exhibit B attached hereto and made a part hereof, with appropriate insertions and deletions, with respect to the proposed issuance or amendment of a Letter of Credit; provided, to the extent any of the provisions of the Application and Agreement For Letter of Credit are in conflict with the provisions of this Amended and Restated Loan Agreement, the provisions of this Amended and Restated Loan Agreement shall govern and control.

1.7  Authorized Officer.  "Authorized Officer" means the
President, the Chief Financial Officer and any other officer of the Borrower who, by the Certificate of Incorporation, Bylaws or Resolutions of the Board of Directors of the Borrower, is authorized to execute and deliver this Amended and Restated Loan Agreement and the other Loan Instruments on behalf of the Borrower.

1.8 Bank. "Bank" has the meaning assigned to that term in the Preamble to this Amended and Restated Loan Agreement.

1.9  Bankruptcy Code.  "Bankruptcy Code" means Title 11 of the
United States Code entitled "Bankruptcy" as now and hereafter in effect, or any successor statute.

1.10 Borrower. "Borrower" has the meaning assigned to that term in the Preamble to this Amended and Restated Loan Agreement.

1.11 Borrower's Loan Account. "Borrower's Loan Account" means the account on the books of the Bank in which will be recorded Working Capital Loans made by the Bank to the Borrower pursuant to the Working Capital Line of Credit, payments made on the Working Capital Loans, and other appropriate debits and credits as provided in this Amended and Restated Loan Agreement.

1.12 Borrowing Base. "Borrowing Base" means, as of each date of determination thereof, the sum of (a) eighty percent (80%) of the Net Outstanding Amount of Eligible Accounts, and (b) the lesser of Twelve Million Dollars ($12,000,000.00) or the sum of (i) fifty percent (50%) of the Net Security Value of Eligible Scrap Inventory, (ii) forty percent (40%) of the Net Security Value of Eligible Billet Inventory, and (iii) sixty percent (60%) of the Net Security Value of Eligible Finished Goods Inventory.

1.13  Borrowing Base Report.  "Borrowing Base Report" means the
Borrowing Base Report in substantially the form attached hereto and made a part hereof as Exhibit C.

1.14  Borrowing Certificate.  "Borrowing Certificate" means the
Certificate substantially in the form of Exhibit D annexed hereto with respect to a proposed Working Capital Loan to be delivered by the Borrower to the Bank pursuant to Sections 2.1(c) and 2.6(c) hereof.

1.15  Business Day.  "Business Day" means any day excluding
Saturday, Sunday and any day which is a legal holiday under the laws of the Commonwealth of Kentucky or is a day on which banking institutions located in the Commonwealth of Kentucky are authorized or required by law or other governmental action to close.

1.16 Capitalized Lease. "Capitalized Lease" means any lease, the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries, or for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet in accordance with GAAP.

1.17 Capitalized Rentals. "Capitalized Rentals" of any Person means as of the date of any determination thereof the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person.

1.18  CERCLA.  "CERCLA" means the Comprehensive Environmental
Response, Compensation and Liability Act of 1980, as amended by the Supplemental Amendments and Reauthorization Act of 1986, 42 U.S.C. Sections 9601 et seq., and any future amendments.


1.19 Closing Date. "Closing Date" means the date on which the conditions set forth in Section 4.1 hereof are satisfied.

1.20 Code. "Code" means the Internal Revenue Code of 1986, as amended.

1.21 Common Stock. "Common Stock" means the common stock ($.01 par value) of the Borrower.

1.22 Compliance Certificate. "Compliance Certificate" means a certificate substantially in the form of Exhibit E annexed hereto delivered by the Borrower to the Bank pursuant to Section 6.3(f) hereof.

1.23 Consolidated EBITDA. "Consolidated EBITDA" shall mean, for any period, Consolidated Net Earnings during such period, plus (to the extent deducted in determining Consolidated Net Earnings)(a) all Interest Charges on all Indebtedness (including Capitalized Rentals) of the Borrower and its Subsidiaries, (b) all provisions of any federal, state or other income taxes made by the Borrower and its Subsidiaries during such period, and (c) depreciation, amortization, or any other non-cash charges for the Borrower and its Subsidiaries for such period.

1.24 Consolidated Funded Debt. "Consolidated Funded Debt" means all Funded Debt of the Borrower and its Subsidiaries, determined on a consolidated basis, eliminating intercompany items.

1.25 Consolidated Net Earnings. "Consolidated Net Earnings" for any period means the gross revenues of the Borrower and its Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis in accordance with GAAP after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

(a) any extraordinary items (including extraordinary gains and extraordinary losses);

(b) net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary;

(c) net earnings and losses of any corporation (other than a Subsidiary), substantially all the assets of which have been acquired in any manner by the Borrower or any Subsidiary, realized by such corporation prior to the date of such acquisition;


(d) net earnings and losses of any corporation (other than a Subsidiary) with which the Borrower or a Subsidiary shall have consolidated or which shall have merged into or with the Borrower or a Subsidiary prior to the date of such consolidation or merger;

(e) net earnings of any business entity (other than a Subsidiary) in which the Borrower or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Borrower or such Subsidiary in the form of cash distributions; and

(f) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to the Borrower or any other Subsidiary.

1.26  Consolidated Stockholders' Equity.  "Consolidated
Stockholders' Equity" means stockholders' equity of the Borrower and its Subsidiaries determined in accordance with GAAP.

1.27  Consolidated Tangible Net Worth.  "Consolidated Tangible
Net Worth" shall mean, at any time, Consolidated Stockholders' Equity after, without duplication, (a) excluding the effect of changes in GAAP after September 29, 2001, and (b) excluding any write-downs of assets occurring subsequent to September 29, 2001, (i) under Financial Accounting Standards Board Statement No. 5 relating to asset impairment,
(ii) under Financial Accounting Standards Board Statement No. 121 relating to asset impairment, and/or (iii) pursuant to Section 382 of the Code, minus the net book value of all assets of the Borrower and its Subsidiaries, after deducting any reserves applicable thereto, which would be treated as intangible under GAAP, including, without limitation, goodwill, trademarks, trade names, service marks, brand names, copyrights, patents and unamortized debt discount and expense (other than expenses incurred in connection with this Amended and Restated Loan Agreement, the Note Amendment, and certain amendments to the Master Equipment Lease), organizational expenses and the excess of the equity in any Subsidiary over the cost of the investment in such Subsidiary.

1.28 Consolidated Total Assets. "Consolidated Total Assets" means the total assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

1.29  Consolidated Total Capitalization.  "Consolidated Total
Capitalization" means the sum of Consolidated Adjusted Net Worth and Consolidated Funded Debt.

1.30 Covered Tax. "Covered Tax" means any Tax that is not an Excluded Tax.


1.31 Debt. "Debt" of the Borrower or any Subsidiary means, as of the date of any determination thereof without duplication (a) all Indebtedness of the Borrower or any Subsidiary for borrowed money or which has been incurred in connection with the acquisition of assets, (b) Capitalized Rentals, and (c) Guaranties of obligations of the character referred to herein above in this definition; provided, however, that Debt shall not include (i) Debt of a Subsidiary to the Borrower or to another Wholly-Owned Subsidiary or Debt of the Borrower to a Wholly-Owned Subsidiary, (ii) Guaranties by the Borrower or any Subsidiary in favor of the Borrower or another Wholly-Owned Subsidiary, and (iii) any unfunded obligations which may exist at any time with respect to any Plan of the Borrower.

1.32 Debt Service. "Debt Service" shall mean, with respect to any period, the sum of the following: (a) all Interest Charges on all Indebtedness (including Capitalized Rentals) of the Borrower and its Subsidiaries for such period, and (b) all payments of principal in respect of Debt of the Borrower and its Subsidiaries (including Capitalized Rentals) paid or payable during such period after eliminating all offsetting debits and credits between the Borrower and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Borrower and its Subsidiaries in accordance with GAAP.

1.33  Debt Service Coverage Ratio.  "Debt Service Coverage
Ratio" shall mean, at any time, the ratio of (a) Consolidated EBITDA for the period of four consecutive Fiscal Quarters ending on, or most recently ended prior to, such time to (b) Debt Service for such period.
 Notwithstanding the foregoing, in the fourth Fiscal Quarter of Fiscal Year 2003 and each of the first three Fiscal Quarters of Fiscal Year 2004, the Debt Service Coverage Ratio shall be annualized by multiplying Consolidated EBITDA for the actual number of Fiscal Quarters elapsed since the end of the third Fiscal Quarter of Fiscal Year 2003 at the time of computation by a fraction, the numerator of which is four and the denominator of which is the actual number of Fiscal Quarters elapsed since the end of the third Fiscal Quarter of Fiscal Year 2003.

1.34 Default Rate. "Default Rate" means, upon the occurrence and during the continuation of any Event of Default, with respect to the Working Capital Loans then or thereafter outstanding, a variable rate per annum equal to the sum of one percent (1%) per annum in excess of the "Borrowing Rate," as defined in Section 2.2(a).

1.35  Eligible Accounts.  "Eligible Accounts" means only
Accounts Receivable arising out of the sale, rental or lease of Inventory or the rendition of services by the Borrower in the ordinary course of its business to customers or account debtors which are not Wholly-Owned Subsidiaries or Affiliates of the Borrower, but excluding from the definition of Eligible Accounts all of the following:

(a) Accounts Receivable which remain unpaid for more than ninety (90) days from original invoice date,


(b) Accounts Receivable owing by a single account debtor, or related group of account debtors, if as much as fifteen percent (15%) of the aggregate balance owing by said account debtor or related group of account debtors on such Accounts Receivable remains unpaid for more than ninety (90) days from their respective invoice dates,

(c) Accounts Receivable owed by any Wholly-Owned Subsidiary or Affiliate of the Borrower,

(d) Accounts Receivable with respect to which the account debtor is the United States of America or any state, city, county or governmental authority or any department, agency or instrumentality of any of them,

(e)  Export Accounts Receivable,

(f) Accounts Receivable owed to the Borrower by any account debtor which is subject to any of the events of the type described in subsections (h) or (i) of Section 8 hereof,

(g) Accounts Receivable evidencing or otherwise arising out of the sale, lease or rental of assets of the Borrower other than the sale, lease or rental of Inventory in the ordinary course of business, and

(h) Accounts Receivable to the extent any claim, offset or defense exists to the payment thereof.

The net amount of Eligible Accounts shall be computed by deducting therefrom any credits and allowances given by the Borrower to its customers and account debtors as more fully set forth in Section 1.73 hereof. No Account Receivable shall constitute an Eligible Account unless it complies with Section 5.13 of this Amended and Restated Loan Agreement.

1.36 Eligible Billet Inventory. "Eligible Billet Inventory" means and includes such Work In Process Billet Inventory as the Bank, in its reasonable discretion, considers suitable for use as a basis in making unsecured loans. The Bank agrees that the Inventory currently classified as Work in Process Billet Inventory by the Borrower on its operating and financial statements is eligible for inclusion in the Borrowing Base and may be used by the Borrower as a basis in obtaining Working Capital Loans and Letters of Credit. The value of Eligible Billet Inventory shall be computed at the lower of its cost or market value.


1.37  Eligible Finished Goods Inventory.  "Eligible Finished
Goods Inventory" means and includes such finished steel bar quality steel bar flats, merchant bar quality steel bar flats, and other finished steel products which are ready for shipment to customers of the Borrower and which the Bank, in its reasonable discretion, considers suitable for use as a basis in making Working Capital Loans. The Bank agrees that the Inventory currently classified as finished goods Inventory by the Borrower on its operating and financial statements is eligible for inclusion in the Borrowing Base and may be used by the Borrower as a basis in obtaining Working Capital Loans and Letters of Credit. The value of Eligible Finished Goods Inventory shall be computed at the lower of its cost or market value.

1.38 Eligible Scrap Inventory. "Eligible Scrap Inventory" means and includes such scrap metal and additives used in the melt process as the Bank, in its reasonable discretion, considers suitable for use as a basis in making Working Capital Loans. The Bank agrees that the Inventory currently classified as scrap or additives Inventory by the Borrower on its operating and financial statements is eligible for inclusion in the Borrowing Base and may be used by the Borrower as a basis in obtaining Working Capital Loans and Letters of Credit. The value of Eligible Scrap Inventory shall be computed at the lower of its cost or market value.

1.39 Environmental Claim. "Environmental Claim" means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material or actual or alleged Hazardous Material Activity,
(c) from any abatement, removal, remedial, corrective or other response action in connection with a Hazardous Material, Environmental Law or other order of a Governmental Authority, or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.


1.40 Environmental Law. "Environmental Law" means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or
(e) pollution (including any Release to air, land, surface water and groundwater), and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sections 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Sections 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. Sections 1251 et seq., Clean Air Act of 1966, as amended, 42 U.S.C. Sections 7401 et seq., Toxic Substances Control Act of 1976, 15 U.S.C. Sections 2601 et seq., Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Sections 651 et seq., Oil Pollution Act of 1990,
33 U.S.C. Sections 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001 et seq., National Environmental Policy Act of 1969, 42 U.S.C. Sections 4321 et seq., Safe Drinking Water Act of 1974, as amended 42 U.S.C. Sections 300(f) et seq., any similar, implementing or successor law, and any amendment, rule, regulation, order or directive issued thereunder.

1.41  ERISA.  "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

1.42 ERISA Affiliate. "ERISA Affiliate" means any corporation, trade or business that is, along with the Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

1.43 Excluded Tax. "Excluded Tax" means any of the following taxes, levies, imposts, duties, deductions, withholdings or charges, and all liabilities with respect thereto: (a) Taxes imposed on the net income of the Bank or a Tax Transferee (including without limitation branch profits taxes, minimum taxes and taxes computed under alternative methods, at least one of which is based on net income (collectively referred to as "net income taxes") by (i) the United States of America,
(ii) the jurisdiction under the laws of which the Bank or Tax Transferee is organized or any political subdivision thereof or (iii) the jurisdiction of the Banks or Tax Transferee's applicable lending office or any political subdivision thereof or (iv) any jurisdiction in which the Bank or Tax Transferee is doing business, (b) any Taxes to the extent that they are in effect and would apply to a payment to the Bank as of the Closing Date, (c) any Taxes that are in effect and would apply to a payment to a Tax Transferee as of the date of acquisition of the Working Capital Loans by such Tax Transferee or the date of the change of lending office of such Tax Transferee, as the case may be (provided however that a Person shall not be considered a Tax Transferee for purposes of this clause (c) as a result of a change of its lending office), (d) any Taxes to the extent of any credit or other tax benefit available to the Bank or Tax Transferee, as applicable, as a result thereof, or (e) any Taxes that would not have been imposed but for the failure by the Bank or Tax Transferee, as applicable, to provide and keep current any certification or other documentation required to qualify for an exemption from or reduced rate of any Tax.

1.44 Export Accounts Receivable. "Export Accounts Receivable" means Accounts Receivable owed to the Borrower from account debtors located in foreign countries, other than Canada, and which arise from the sale of Inventory in the ordinary course of business.

1.45 Events of Default. "Events of Default" means the occurrence or happening of any of the matters set forth in Section 8 hereof.


1.46 Fiscal Quarter. "Fiscal Quarter" means a fiscal quarter of the Borrower. The Fiscal Quarters of the Borrower for its Fiscal Year ending September 28, 2002, are December 29, 2001; March 30, 2002; June 29, 2002; and September 28, 2002. The Borrower shall notify the Bank in writing prior to the commencement of each subsequent Fiscal Year of the last day of each Fiscal Quarter in such Fiscal Year.

1.47 Fiscal Year. "Fiscal Year" means a fiscal year of the Borrower. The Borrower's current Fiscal Year ends on the last Saturday of September of each calendar year.

1.48 Funded Debt. "Funded Debt" of any Person means all Debt of such Person which would, in accordance with GAAP, constitute long-term Debt, but including in any event (a) any Debt having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under GAAP, (b) any Debt outstanding under a revolving credit or similar agreement or credit line or similar facility, (c) all Capitalized Rentals of such Person, and (d) Guaranties by such Person of Funded Debt of others.

1.49 Funding Date. "Funding Date" means the date of the funding of a Working Capital Loan.

1.50 GAAP. "GAAP" means generally accepted accounting principles in the United States in effect as of the Closing Date.

1.51 Governmental Approval. "Governmental Approval" means any permit, license, variance, certificate, consent, letter, clearance, closure, exemption, decision or action or approval of a Governmental Authority.

1.52 Governmental Authority. "Governmental Authority" means any international, foreign, federal, state, regional, county or local person or body having governmental or quasi-governmental authority or subdivision thereof.


1.53 Guaranties. "Guaranties" by any Person means all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligations as a general partner of a Joint Venture and all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, (ii) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (c) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (d) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Amended and Restated Loan Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum reasonably anticipated amount of such obligation, liability or dividend as determined by such Person in good faith.

1.54 Hazardous Material. "Hazardous Material" means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and
(b) any such material classified or regulated as "hazardous" or "toxic" pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Preauthorization Act of 1986, 42 U.S.C. Sections 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Sections 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. Sections 1251 et seq., Clean Air Act of 1966, as amended, 42 U.S.C. Sections 7401 et seq., Toxic Substances Control Act of 1976, 15 U.S.C. Sections 2601 et seq., or Hazardous Materials Transportation Act, 49 U.S.C. App. Sections 1801 et seq.

1.55  Hazardous Material Activity.  "Hazardous Material
Activity" means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.


1.56 Indebtedness. "Indebtedness" of any Person means and includes all obligations of such Person which in accordance with GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all (a) obligations of such Person for borrowed money or which has been incurred in connection with the acquisition of property or assets, (b) obligations secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (c) obligations creating or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (d) Capitalized Rentals, and (e) Guaranties of obligations of others of the character referred to in this definition.

1.57 Interest Charges. "Interest Charges" for any period means all interest and all amortization of debt discount and expense on any particular Indebtedness for which such calculations are being made.

1.58 Interest Coverage Ratio. "Interest Coverage Ratio" shall mean, at any time, the ratio of (a) Consolidated EBITDA for the period of four consecutive Fiscal Quarters ending on, or most recently ended prior to, such time to (b) all Interest Charges on all Indebtedness (including Capitalized Rentals) of the Borrower and its Subsidiaries for such period. Notwithstanding the foregoing, in the fourth Fiscal Quarter of Fiscal Year 2003 and each of the first three Fiscal Quarters of Fiscal Year 2004, the Interest Coverage Ratio shall be annualized by multiplying Consolidated EBITDA for the actual number of Fiscal Quarters elapsed since the end of the third Fiscal Quarter of Fiscal Year 2003 at the time of computation by a fraction, the numerator of which is four and the denominator of which is the actual number of Fiscal Quarters elapsed since the end of the third Fiscal Quarter of Fiscal Year 2003.

1.59 Inventory. "Inventory" means all "Inventory," as such term is defined in Section 9-109(4) of the Uniform Commercial Code, now or hereafter owned, acquired or held by the Borrower and, in any event, shall mean and include, but not be limited to, all inventory, merchandise, goods and other personal property now or hereafter owned by the Borrower which is held for sale, rental or lease or is furnished or is to be furnished under a contract of service or which constitutes raw materials, work in process or materials used or consumed or to be used or consumed in the Borrower's business, or the processing, packaging, delivery or shipping of the same, and all finished goods.

1.60 Investments. "Investments" means all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise; provided, however, that "Investments" shall not mean or include routine investments in property to be used or consumed in the ordinary course of business.

1.61 Joint Venture. "Joint Venture" means a joint venture, partnership or similar arrangement, whether in corporate, partnership or other legal form, provided, that as to any such arrangement in corporate form, such corporation shall not, as to any Person of which such corporation is a Subsidiary, be considered a Joint Venture to which such Person is a party.

1.62 Legal Requirement. "Legal Requirement" means any treaty, convention, statute, law, regulation, ordinance, Governmental Approval, injunction, judgment, order, consent decree or other requirement of any Governmental Authority.

1.63 Letter of Credit Fee. "Letter of Credit Fee" has the meaning assigned to that term in Section 2.6(e)(1) hereof.

1.64 Letter of Credit Usage. "Letter of Credit Usage" means, as at any date of determination thereof, the sum of (a) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding, plus (b) the aggregate amount of all drawings under all Letters of Credit honored by the Bank and not theretofore reimbursed by the Borrower to the Bank, whether by virtue of the Bank making a Working Capital Loan to the Borrower to enable the Borrower to reimburse the Bank for such drawing, or otherwise.

1.65 Letters of Credit. "Letters of Credit" means any letter of credit or similar instrument issued by the Bank for the account of the Borrower pursuant to this Amended and Restated Loan Agreement for the purpose of securing the performance, payment, deposit or surety obligations of the Borrower, other than in connection with the purchase by the Borrower of materials, goods or services, pursuant to contracts and/or Capitalized Leases entered into or proposed to be entered into or assumed or proposed to be assumed by the Borrower.

1.66 Lien. "Lien" means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a Capitalized Lease, consignment or bailment or security purposes, or the signing or filing of a financing statement which names such Person as debtor, or the signing of any security agreement by any such Person authorizing any other party as the secured party thereunder to file any financing statement naming such Person as debtor. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, Capitalized Leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting the property. For the purposes of this Amended and Restated Loan Agreement, the Borrower or a Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.


1.67 Loan Instruments. "Loan Instruments" means this Amended and Restated Loan Agreement, the Amended and Restated Working Capital Line of Credit Note, the Mortgage, the Assignment of Rents and Leases, the Security Agreement, UCC Financing and Fixture Filings, the Environmental Indemnity Agreement, each Application and Agreement for Letter of Credit, and all other documents or certificates executed in favor of Bank relating to the Letters of Credit, all Borrowing Certificates, all Compliance Certificates delivered to the Bank, and all other agreements, documents and instruments pertaining to the Working Capital Line of Credit.

1.68 Margin Stock. "Margin Stock" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

1.69 Master Equipment Lease. "Master Equipment Lease" shall mean that certain Master Equipment Lease, dated as of September 29, 2000, between the Borrower and Fifth Third Bank, Ohio Valley, as amended, restated, supplemented or otherwise modified from time to time.

1.70 Material Adverse Effect. "Material Adverse Effect" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Borrower and its Subsidiaries taken as a whole, or (b) the ability of the Borrower to perform its obligations under this Amended and Restated Loan Agreement and the Amended and Restated Working Capital Line of Credit Note, or (c) the validity or enforceability of this Amended and Restated Loan Agreement or the Amended and Restated Working Capital Line of Credit Note.

1.71 Minority Interests. "Minority Interests" means any shares of stock of any class of a Subsidiary (other than directors' qualifying shares as required by law) that are not owned by the Borrower and/or one or more of its Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.

1.72 Multiemployer Plan. "Multiemployer Plan" shall have the same meaning as in ERISA.


1.73  Net Outstanding Amount of Eligible Accounts.  "Net
Outstanding Amount of Eligible Accounts" means the net outstanding amount of Eligible Accounts after deducting from the aggregate face amount thereof all payments, adjustments and credits applicable thereto and all amounts due thereon reasonably considered by the Bank difficult to collect or uncollectible by reason of return, rejection, repossession, loss or damage of or to the merchandise giving rise thereto or other disputes between the account debtor and the Borrower or the insolvency or questionable creditworthiness of the account debtor, or otherwise, all as determined by the Bank in its reasonable discretion.

1.74  Net Security Value of Eligible Billet Inventory.  "Net
Security Value of Eligible Billet Inventory" means the net value of Eligible Billet Inventory after taking into account charges and Liens (other than those in favor of the Bank) of all kinds against the Eligible Billet Inventory, changes in the market value thereof, and transportation, processing and other handling charges affecting the value thereof, all as determined by the Bank in its reasonable discretion. The Bank agrees that the Inventory currently classified as Work in Process Billet Inventory by the Borrower on its operating and financial statements is eligible for inclusion in the Borrowing Base, and may be used by the Borrower as a basis in obtaining Working Capital Loans and Letters of Credit.

1.75  Net Security Value of Eligible Finished Goods Inventory.
 "Net Security Value of Eligible Finished Goods Inventory" means the net value of Eligible Finished Goods Inventory after taking into account charges and Liens (other than those in favor of the Bank) of all kinds against the Eligible Finished Goods Inventory, changes in the market value thereof, and transportation, processing and other handling charges affecting the value thereof, all as determined by the Bank in its reasonable discretion. The Bank agrees that the Inventory currently classified as finished goods Inventory by the Borrower on its operating and financial statements is eligible for inclusion in the Borrowing Base, and may be used by the Borrower as a basis in obtaining Working Capital Loans and Letters of Credit.

1.76  Net Security Value of Eligible Scrap Inventory.  "Net
Security Value of Eligible Scrap Inventory" means the net value of Eligible Scrap Inventory after taking into account charges and Liens (other than those in favor of the Bank) of all kinds against the Eligible Scrap Inventory, changes in the market value thereof, and transportation, processing and other handling charges affecting the value thereof, all as determined by the Bank in its reasonable discretion. The Bank agrees that the Inventory currently classified as scrap and additives Inventory by the Borrower on its operating and financial statements is eligible for inclusion in the Borrowing Base, and may be used by the Borrower as a basis in obtaining Working Capital Loans and Letters of Credit.


1.77 Obligations. "Obligations" means: (a) the entire unpaid principal balance of and all interest now accrued or hereafter to accrue on the Amended and Restated Working Capital Line of Credit Note, (b) the performance of all of the covenants, agreements and obligations of the Borrower hereunder and under the other Loan Instruments, and (c) all other liabilities, obligations, covenants and duties owing by the Borrower to the Bank arising under or pursuant to this Amended and Restated Loan Agreement or the other Loan Instruments of any kind or nature, present or future, and whether or not evidenced by any note, guaranty or other instrument. The term "Obligations" includes, without limitation, all interest, charges, expenses, reasonable attorneys' fees and any other sums chargeable to the Borrower under this Amended and Restated Loan Agreement and/or any other Loan Instrument.

1.78 Officer's Certificate. "Officer's Certificate" means a certificate executed on behalf of the Borrower by an Authorized Officer.

1.79  PBGC.  "PBGC" means the Pension Benefit Guaranty
Corporation and any entity succeeding to any or all of its functions under ERISA.

1.80 Person. "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, other entity or group, institution, party or government, whether federal, state, county, city, municipal or other, or agency or division thereof.

1.81 Plan. "Plan" means a "pension plan," as such term is defined in ERISA, established or maintained by the Borrower or any ERISA Affiliate or as to which the Borrower or any ERISA Affiliate contributed or is a member or otherwise may have any liability.

1.82  Prime Rate.  "Prime Rate" means, for any day, the "Prime
Rate" of interest generally charged by the Bank on such day to its most substantial and credit-worthy commercial borrowers for 90-day unsecured loans, it being understood and agreed to by the Borrower that the "Prime Rate" is the rate of interest designated by the Bank as its "Prime Rate," and such term does not necessarily mean or imply that it is the lowest or best rate then available from the Bank on floating rate loans to specific borrowers of the class described above. All changes in the Prime Rate shall become effective immediately without prior notice to the Borrower.

1.83 RCRA. "RCRA" means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Sections 6901 et seq., and any future amendments.

1.84 Release. "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discharging of barrels, drums, containers, tanks and other receptacles containing or previously containing any Hazardous Material.


1.85 Rentals. "Rentals" means and includes as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Borrower or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Borrower or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

1.86 Reportable Event. "Reportable Event" means a "reportable event" as described in Section 4043 of ERISA for which the notice requirement to the PBGC has not been waived (provided that the loss of qualification of a Plan and the failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver of the reporting requirement by the PBGC).

1.87 Restricted Investments. "Restricted Investments" means all Investments made by the Borrower and its Subsidiaries, except for the following:

(a) Investments by the Borrower and its Subsidiaries in and to Subsidiaries in lines of business reasonably related to the Borrower's existing lines of business, as determined in good faith by the Board of Directors of the Borrower, including any Investment in a corporation which, after giving effect to such Investment, will become a subsidiary;

(b) Investments in commercial paper which, at the time of acquisition by the Borrower or any Subsidiary, is rated A-1 or better by S&P or P-1 or better by Moody's;

(c) Investments in United States Governmental Securities, provided that such obligations mature in twelve months or less from the date of acquisition thereof;

(d) Investments in certificates of deposit maturing within one year from the date of issuance thereof, or in bankers acceptances issued by an Acceptable Bank;

(e)  Investments in Repurchase Agreements;

(f) loans or advances in the usual and ordinary course of business to officers, directors and employees, provided such outstanding loans do not exceed Seven Hundred Fifty Thousand Dollars ($750,000.00) in the aggregate at any time;

(g) receivables arising from the sale of goods and services in the ordinary course of business of the Borrower and its Subsidiaries;


(h) money market preferred stock (including MAPs) rated A or better by S&P and Moody's;

(i) Investments in Affiliates or Joint Ventures in lines of business reasonably related to the Borrower's existing lines of business (assuming compliance with Section 7.5 hereof), as determined in good faith by the Board of Directors of the Borrower;

(j) Investments in or commitments to purchase foreign currency to the extent the Borrower and its Subsidiaries are obligated to make payments to others in such currencies;

(k) tax-exempt floating rate option tender bonds backed by letters of credit from an Acceptable Bank;

(l) other investments of the Borrower and/or its Subsidiaries existing on the Closing Date which are described in Exhibit H attached to this Amended and Restated Loan Agreement; and

(m) the purchase, redemption or retirement (directly, indirectly or through a Subsidiary) of any shares of the Borrower's capital stock of any class or any rights or options to purchase or acquire any shares of its capital stock to the extent permitted by
Section 7.4(b) of this Amended and Restated Loan Agreement.

In valuing any Restricted Investments, such Restricted Investments shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal.

As used in this definition of "Restricted Investments":

"Acceptable Bank" means any bank or trust company (a) which is organized under the laws of the United States of America or any State thereof, (b) which has capital, surplus and undivided profits aggregating at least $100,000,000, and
(c) whose long-term unsecured debt obligations (or the long-term unsecured debt obligations of the bank holding company owning all of the capital stock of such bank or trust company) shall have been given a rating of "AA" or better by S&P, "Aa" or better by Moody's or an equivalent rating by any other credit rating agency of recognized national standing.


"Acceptable Broker-Dealer" means any Person other than a natural person (a) which is registered as a broker or dealer pursuant to the Securities Exchange Act of 1934, as amended, and (b) whose long-term unsecured debt obligations shall have been given a rating of "A" or better by S&P, "A2" or better by Moody's or an equivalent rating by any other credit rating agency of recognized national standing.

"Moody's" means Moody's Investors Service, Inc.

"Repurchase Agreement" means any written agreement:

(a) that provides for (i) the transfer of one or more
United States Governmental Securities in an aggregate principal amount at least equal to the amount of the Transfer Price (defined below) to the Borrower or any of its Subsidiaries from an Acceptable Bank or an Acceptable Broker-Dealer against a transfer of funds (the "Transfer Price") by the Borrower or such Subsidiary to such Acceptable Bank or Acceptable Broker-Dealer, and (ii) a simultaneous agreement by the Borrower or such Subsidiary, in connection with such transfer of funds, to transfer to such Acceptable Bank or Acceptable Broker-Dealer the same or substantially similar United States Governmental Securities for a price not less than the Transfer Price plus a reasonable return thereon at a date certain not later than 365 days after such transfer of funds,

(b) in respect of which the Borrower or such Subsidiary shall have the right, whether by contract or pursuant to applicable law, to liquidate such agreement upon the occurrence of any default thereunder, and

(c) in connection with which the Borrower or such Subsidiary, or an agent thereof, shall have taken all action required by applicable law or regulations to perfect a Lien in such United States Governmental Securities.

"S&P" means Standard & Poor's Ratings Group, a division of McGraw
Hill, Inc.

"United States Governmental Security" means any direct obligation of, or obligation guaranteed by, the United States of America, or any agency controlled or supervised by or acting as an instrumentality of the United States of America pursuant to authority granted by the Congress of the United States of America, so long as such obligation or guarantee shall have the benefit of the full faith and credit of the United States of America which shall have been pledged pursuant to authority granted by the Congress of the United States of America.

1.88 Restricted Payments. "Restricted Payments" shall have the meaning set forth in Section 7.4 hereof.

1.89  Security.  "Security" shall have the meaning as in section
2(1) of the Securities Act of 1933, as amended.

1.90 Senior Note Agreement. "Senior Note Agreement" means that certain Note Agreement dated as of November 1, 1995, between the Borrower and the Noteholders, as amended, together with all future amendments and modifications thereto, pursuant to which the Borrower has issued the Senior Notes.

1.91  Senior Notes.  "Senior Notes" means the Borrower's 7.66%
Senior Notes due November 1, 2005, in the original principal amount of Twenty Million Dollars ($20,000,000.00) issued pursuant to the Senior Note Agreement, together with all amendments, modifications, extensions, renewals, restatements and replacements thereof.

1.92 Significant Subsidiary. "Significant Subsidiary" means at any time any Subsidiary that would at such time constitute a "significant subsidiary" (as such term is defined in Regulation S-X of the Securities and Exchange Commission as in effect on the Closing Date) of the Borrower.

1.93 Subordinated Debt. "Subordinated Debt" means the principal of and premium if any, and interest on all Indebtedness of the Borrower, whether currently outstanding or hereafter created, for money borrowed, or any Indebtedness incurred in connection with an acquisition or lease of property or with a merger, consolidation, or acquisition of assets which is expressly subordinate in right of payment pursuant to its terms to the Amended and Restated Working Capital Line of Credit Note (whether or not they are subordinated to other Indebtedness of the Borrower).

1.94 Subsidiary. "Subsidiary" means as to any particular parent corporation any corporation of which more than 50% (by number of votes) of the Voting Stock shall be beneficially owned, directly or indirectly, by such parent corporation. The term "Subsidiary" means a subsidiary of the Borrower.

1.95 Tax. "Tax" or "Taxes" means any present or future tax, levy, impost, duty, charge, governmental fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that "Tax on the overall net income" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person's principal office (and/or, in the case of the Bank, its lending office) is located on all or part of the net income, profits or gains of that Person (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise).


1.96 Tax Transferee. "Tax Transferee" means any Person who acquires any interest in the Working Capital Loans (whether or not by operation of law) or in the office to which the Bank has transferred its Working Capital Loans for purposes of determining where the Working Capital Loans are made, accounted for or booked.

1.97  Total Utilization of Working Capital Commitment.  "Total
Utilization of Working Capital Commitment" means, as at any date of determination thereof, the sum of (a) the aggregate principal amount of all outstanding Working Capital Loans, plus (b) the Letter of Credit Usage.

1.98 Voting Stock. "Voting Stock" means Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

1.99 Wholly-Owned. "Wholly-Owned" when used in connection with any Subsidiary means a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) and all Debt shall be owned by the Borrower and/or one or more of its Wholly-Owned Subsidiaries.

1.100 Working Capital Commitment. "Working Capital Commitment" shall have the meaning set forth in Section 2.1(a) hereof.

1.101 Working Capital Line of Credit. "Working Capital Line of Credit" means the revolving line of credit in the original principal amount of Eighteen Million Dollars ($18,000,000.00) established by the Bank in favor of the Borrower pursuant to this Amended and Restated Loan Agreement.

1.102  Working Capital Line of Credit Termination Date.
"Working Capital Line of Credit Termination Date" means the earliest of
(a) November 1, 2005, (b) the date as of which the Obligations shall have become immediately due and payable pursuant to Section 8 hereof, or
(c) the date on which all of the Obligations are paid in full to the Bank (including, without limitation, the repayment, expiration, termination or cash collateralization of Letters of Credit pursuant to this Amended and Restated Loan Agreement) and the Working Capital Commitment is terminated by the Borrower.

1.103  Working Capital Loans.  "Working Capital Loans" means the
Working Capital Loans which the Bank has agreed to maintain or make pursuant to Section 2.1(a) hereof.

1.104  Accounting Terms and Financial Information.


(a)  For purposes of this Amended and Restated Loan
Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to then in conformity with GAAP and all financial statements and certificates and reports as to financial matters required to be delivered to the Bank hereunder shall (unless otherwise disclosed to the Bank in writing at the time of delivery thereof in the manner described in Section 1.104(b) hereof) be prepared in accordance with GAAP applied on a basis consistent with GAAP as applied in the preparation of the latest financial statements furnished to the Bank hereunder.

(b) The Borrower shall deliver to the Bank at the same time as the delivery of any annual or monthly financial statement under
Section 6.3 hereof, (i) a description in reasonable detail of any variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements (which variation materially affects the presentation of the financial position or results of operations of the Borrower) and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

1.105  Other Definitional Provisions.  Any reference in this
Amended and Restated Loan Agreement (a) to a Section, a Schedule or an
Exhibit is a reference to a section hereof, a schedule hereto or an exhibit hereto, respectively; and (b) to a subsection or a clause is, unless otherwise stated, a reference to a subsection or a clause of the Section or subsection in which the reference appears. In this Amended and Restated Loan Agreement, the singular includes the plural and the plural the singular; "hereof," "herein," "hereto," "hereunder" and the like mean and refer to this Amended and Restated Loan Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, supplements, assignments, and other modifications thereto, but only to the extent. such modifications are not prohibited by the terms of this Amended and Restated Loan Agreement, and references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons.


2. WORKING CAPITAL LINE OF CREDIT. Subject to the terms and conditions of this Amended and Restated Loan Agreement, the Bank hereby establishes the Working Capital Line of Credit in favor of the Borrower in the principal amount not to exceed Eighteen Million Dollars ($18,000,000.00).
 Pursuant to the Working Capital Line of Credit, the Borrower may obtain Working Capital Loans and Letters of Credit pursuant to, and subject to the terms and conditions set forth in, this Amended and Restated Loan Agreement for the purposes set forth in Section 2.5(a) hereof. The Working Capital Line of Credit shall be subject to the following terms and conditions:

2.1  Working Capital Commitment; Working Capital Loans.

(a) Working Capital Commitment. The Bank agrees to lend to the Borrower from time to time during the period from the Closing Date to but excluding the working Capital Line of Credit Termination Date an aggregate amount not exceeding in the aggregate at any one time outstanding the lesser of (a) Eighteen Million Dollars ($18,000,000.00), or (b) the Borrowing Base. The Bank's commitment to make Working Capital Loans to the Borrower and to issue Letters of Credit for the account of the Borrower pursuant to this Section 2 is herein called its "Working Capital Commitment." The amount of the Working Capital Commitment shall be reduced from time to time by the amount of any reductions thereto made pursuant to Section 2.4(c) hereof (it being understood that all references to the Working Capital Commitment of the Bank set forth in this Amended and Restated Loan Agreement shall mean the initial Working Capital Commitment of the Bank, as reduced by voluntary reductions of the Working Capital Commitment effected by the Borrower pursuant to
Section 2.4(c) hereof). The Bank's Working Capital Commitment shall expire on the Working Capital Line of Credit Termination Date, and all Working Capital Loans and all other amounts owed hereunder with respect to the Working Capital Loans and the Working Capital Commitment shall be paid in full no later than that date. Amounts borrowed under this
Section 2.1(a) may be repaid and reborrowed to but excluding the Working Capital Line of Credit Termination Date, subject to the provisions of
Section 2.4(c) hereof.

Anything contained in this Amended and Restated Loan Agreement to the contrary notwithstanding, the Working Capital Loans and the Working Capital Commitment shall be subject to the following limitations (and the Borrower may be obligated to prepay Working Capital Loans outstanding by virtue of such limitations):

(1)  The Total Utilization of Working Capital
Commitment shall not exceed the lesser of the Working Capital Commitment or the Borrowing Base at any time; and

(2) The amount otherwise available for borrowing under the Working Capital Line of Credit (other than to reimburse the Bank for the amount of any drawings under any Letters of Credit honored by the Bank and not theretofore reimbursed by the Borrower) shall be reduced by an amount equal to the Letter of Credit Usage as of such time of determination.


(b)  Term of Working Capital Line of Credit.  The Working
Capital Line of Credit shall become effective immediately as of the date hereof, and as of the date hereof the Borrower may obtain Working Capital Loans and Letters of Credit under the Working Capital Line of Credit from the Bank subject to the other terms and conditions contained herein. The working capital Line of Credit shall continue in effect until November
1, 2005, unless sooner terminated (a) by the Bank upon the occurrence and during the continuation of an Event of Default, or (b) by the Borrower at any time in its sole and absolute discretion. Upon termination of the Working Capital Line of Credit, the entire unpaid principal balance of and all accrued and unpaid interest on the Amended and Restated Working Capital Line of Credit Note shall be due and payable in full to the Bank on the then Working Capital Line of Credit Termination Date, subject at all times to the Bank's absolute right to accelerate the maturity date of the Working Capital Line of Credit and the Amended and Restated Working Capital Line of Credit Note upon the occurrence and during the continuation of an Event of Default. Upon the termination of the Working Capital Line of Credit by the Bank upon the occurrence and during the continuation of an Event of Default, or by the Borrower at any time in its sole and absolute discretion, the entire unpaid principal balance of and all accrued and unpaid interest on the Amended and Restated Working Capital Line of Credit Note shall be due and payable in full to the Bank.
 The termination of the Working Capital Line of Credit, for whatever reason, shall not in any way release or relieve the Borrower from its obligations incurred hereunder or in connection herewith or under the Amended and Restated Working Capital Line of Credit Note or the other Loan Instruments, and the provisions hereof and of the Amended and Restated Working Capital Line of Credit Note and the other Loan Instruments shall continue in full force and effect until the Amended and Restated Working Capital Line of Credit Note and all other obligations have been paid in full to the Bank. In the event the Borrower terminates the Working Capital Line of Credit, which the Borrower has the right to do at any time in its sole and absolute discretion, the Borrower shall be obligated to pay the Amended and Restated Working Capital Line of Credit Note, and all other obligations in full to the Bank.

In addition, on September 30, 2003, provided an Event of Default has not occurred and is continuing hereunder and provided that the making of such payment will not result in the occurrence of an Event of Default hereunder, the Borrower shall make a mandatory payment of principal on the Amended and Restated Working Capital Line of Credit Note in an amount equal to thirty percent (30%) of the outstanding principal amount of the Working Capital Line of Credit as of September 30, 2003, which amount shall be applied by the Bank in accordance with the provisions of the Amendment to Participation Agreement of even date herewith between the Bank and SunTrust Bank.


(c)  Borrowing Mechanics.  Working Capital Loans made on any
Funding Date shall be in a minimum amount of $5,000.00 and integral multiples of $1,000.00 in excess of that, amount whenever the Borrower desires that the Bank make a Working Capital Loan to the Borrower, the Borrower shall deliver to the Bank a Borrowing Certificate no later than 11:00 A.M. (Louisville, Kentucky, time) on the proposed Funding Date.
 Each Working Capital Loan requested by the Borrower shall be made to the Borrower on the Funding Date selected by the Borrower unless the Borrowing Certificate pertaining to such Working Capital Loan is delivered to the Bank after the date and time, as applicable, specified above, in which event the Bank has the option to make the particular Working Capital Loan to the Borrower on the first Business Day that qualifies as a Funding Date in accordance with the provisions of this
Section 2.1(c). The Borrowing Certificate shall be in the form of Exhibit D annexed hereto and shall specify (i) the proposed Funding Date (which shall be a Business Day), and (ii) that the amount of the proposed Working Capital Loan will not cause the Total Utilization of Working Capital Commitment to exceed the lesser of the Working Capital Commitment or the Borrowing Base. In lieu of delivering the above described Borrowing Certificate, the Borrower may give the Bank telephonic notice by the required time of the requested Working Capital Loan under this
Section 2; provided that such notice shall be promptly confirmed in writing by delivery of a Borrowing Certificate to the Bank on or before 12:00 Noon on the requested Funding Date.

The Bank shall not incur any liability to the Borrower in acting upon any telephonic notice referred to above which the Bank believes in good faith to have been given by a duly Authorized Officer or other Person authorized to borrow on behalf of the Borrower or for otherwise acting in good faith under this Section 2.1(c) and, upon funding of any Working Capital Loan by the Bank in accordance with this Amended and Restated Loan Agreement pursuant to any telephonic notice, the Borrower shall have effected such Working Capital Loan hereunder.

(d) Disbursement of Working Capital Loans. Upon satisfaction or waiver of the conditions precedent specified in Section 4.1 in the case of the initial Working Capital Loan on the initial Funding Date and
Section 4.3 in the case of a Working Capital Loan on any subsequent Funding Date, the Bank shall make the proceeds of each Working Capital Loan requested by the Borrower available to the Borrower on the Funding Date by causing an amount of same day funds equal to such Working Capital Loan to be credited to the Borrower's Loan Account.

(e) Records. The Bank shall record the Working Capital Loans made to the Borrower from time to time and each repayment or prepayment in respect of the principal amount of the Working Capital Loans in the Bank's electronic records. Any such recordation in accordance with the terms of this Amended and Restated Loan Agreement shall be conclusive and binding on the Borrower absent manifest error; provided, the failure to make any such recordation, or any error in such recordation, shall not affect the Borrower's obligation to repay all Working Capital Loans to the Bank in accordance with this Amended and Restated Loan Agreement and the Amended and Restated Working Capital Line of Credit Note.


(f)  Borrower's Loan Account.

(1) The Bank shall enter all Working Capital Loans made to the Borrower as debits in the Borrower's Loan Account. The Bank shall also record in the Borrower's Loan Account in accordance with customary accounting practice all other charges, expenses and other items properly chargeable to the Borrower; all payments made by the Borrower on account of the Working Capital Loans; and other appropriate debits and credits. The debit balance of the Borrower's Loan Account shall reflect the unpaid principal balance of the Working Capital Loans from time to time. At least once each month the Bank shall render a statement of account for the Borrower's Loan Account, which statement shall be considered correct and accepted by the Borrower and conclusively binding upon the Borrower unless the Borrower notifies the Bank to the contrary within thirty (30) days from the receipt of said statement by the Borrower or unless the Bank committed manifest error, bad faith, willful misconduct or gross negligence in the preparation of such statement.

(2) Any and all principal, interest, charges and expenses, attorneys' fees and taxes now or hereafter due and owing under the Amended and Restated Working Capital Line of Credit Note and any of the other Loan Instruments may be charged to any deposit account of the Borrower with the Bank or to the Borrower's Loan Account.

(g)  Borrowing Base Report. The Borrower shall deliver to the
Bank a Borrowing Base Report, substantially in the form of Exhibit C attached hereto and made a part hereof, on a daily basis. The Borrowing Base Report will be updated daily as to sales and accounts receivable with Line 6 "ineligible collateral" being updated each Friday. If Friday is a holiday, it would be updated the last working day before Friday.
 Inventory will be updated monthly, but at the option of the Borrower, it may update the inventory section each week. The Borrower shall also deliver a Borrowing Base Report to the Bank prior to the funding of any Working Capital Loan if the funding of such Working Capital Loan would cause the Total Utilization of Working Capital Commitment to exceed the Borrowing Bass based upon the most recent Borrowing Base Report delivered to the Bank. Each Borrowing Base Report shall be certified to be true, correct and accurate by an Authorized Officer of the Borrower. The Borrower shall, in addition, from time to time deliver to the Bank such other information concerning the Borrower's Accounts Receivable and Inventory as the Bank may reasonably request. The Bank reserves the right to audit, from time to time, the Borrower's Accounts Receivable and Inventory.


(h)  Loss or Deprecation of Inventory, Returns, Disputed
Accounts, Set-offs. Discounts. Adjustments and Credits in Accounts Receivable. Subject to the proviso set forth below, the Borrower shall promptly notify the Bank of (a) any event causing loss or depreciation in value of Eligible Inventory and the amount of such loss or depreciation, (b) all cases involving the return, rejection, repossession, loss or damage of or to merchandise covered by Eligible Accounts and of any request for credit for, or adjustment of, any merchandise, or of any other dispute arising with respect to Eligible Accounts, and (c) generally all happenings and events affecting Eligible Inventory or Eligible Accounts or the value or amount thereof. All loss or depreciation in value of Eligible Inventory shall be immediately reflected in the Net Security Value of Eligible Inventory, and all adjustments and credits to Eligible Accounts shall be immediately reflected in the Net Outstanding Amount of Eligible Accounts; provided however, the Borrower shall not be required to give notice to the Bank of the occurrence of any of the events described in this Section 2.1(h) unless and until the aggregate loss or depreciation in the value of Eligible Inventory and all adjustments and credits to Eligible Accounts exceeds One Hundred Thousand Dollars ($100,000.00) in any month.

2.2 Interest on the Amended and Restated Working Capital Line of Credit Note.

(a) Borrowing Rate. Subject to provisions of Section 2.2(d) hereof, the unpaid principal balance of the Amended and Restated Working Capital Line of Credit Note outstanding from time to time commencing on the date hereof shall bear interest (hereinafter referred to as the "Borrowing Rate," as the same may change from time to time) at the Prime Rate plus 2.50% per annum for as long as the ratio of the Borrower's Funded Debt to EBITDA is 4.0xx or greater, based on a rolling four quarter average (for any four consecutive quarters) and commencing on December 30, 2001, for the second Fiscal Quarter of 2002. The Bank agrees that the Borrowing Rate shall be reduced (i) to the Prime Rate plus 2% per annum if the ratio of the Borrower's Funded Debt to EBITDA is between 3.0xx and 3.9xx, and (ii) to the Prime Rate plus 1% per annum if the ratio of the Borrower's Funded Debt to EBITDA is below 3.0xx, in either event based on a rolling four quarter average (for any four consecutive quarters) and commencing on December 30, 2001, for the second Fiscal Quarter of 2002.

(b) Availability Fee. The Borrower agrees to pay to the Bank an annual availability fee for the period from and including the Closing Date to and excluding the Working Capital Line of Credit Termination Date equal to one half of 1% per annum times the positive difference, if any, between (a) the Working Capital Commitment, and (b) the Total Utilization of Working Capital Commitment, calculated on a daily basis for the relevant period, such availability fee to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable monthly in arrears on the first day of each month, commencing on the first such date to occur after the Closing Date, and on the Working Capital Line of Credit Termination Date.

(c)  Interest Payments.  Subject to the provisions of Section
2.2(d) hereof, interest on the unpaid principal balance of the Amended and Restated Working Capital Line of Credit Note as the same shall exist from time to time shall be payable monthly to the Bank on the first (1st) day of each and every month until the Working Capital Line of Credit Termination Date.


(d) Post-Maturity Interest. Any principal of the Amended and Restated Working Capital Line of Credit Note not paid when due and, to the extent permitted by applicable law, any interest payments on the Amended and Restated Working Capital Line of Credit Note or any fees or other amounts owed hereunder not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate equal to the Default Rate. Payment or acceptance of the increased rates of interest provided for in this
Section 2.2(d) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Bank by virtue of any default in the payment of any principal of and/or accrued interest on the Amended and Restated Working Capital Line of Credit Note.

(e) Computation of Interest. Interest on the unpaid principal balance of the Amended and Restated Working Capital Line of Credit Note shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues.

2.3  Fees.

(a) Collateral Agent Fee. In consideration of the Bank administering the Working Capital Line of Credit as the Collateral Agent, the Borrower shall pay to the Bank an annual agent fee in the amount of Thirty Thousand Dollars ($30,000.00), due on or before January 14 of each year, commencing on January 14, 2002. The foregoing fee shall be deemed fully earned and nonrefundable by the Bank, as agent, upon the payment thereof to the Bank, an agent, and the Bank shall have no obligation whatsoever to share such fee with any of the Eligible Assignees.

(b)  Restructure Fee.  The Borrower agrees to pay a
"Restructure Fee" on the Closing Date in the amount of $ 433,338.00, which amount represents 1.25% of the amounts owed to the Bank (based on the maximum amount of the Working Capital Line of Credit) and the Noteholders as of the date hereof, which Restructure Fee shall be shared among the Lenders in accordance with the amounts of the respective Indebtedness owed by the Borrower to the Lenders. Twenty percent (20%) of the Restructure Fee ($86,667) shall be nonrefundable. The Borrower shall be entitled to a refund of a portion of the Restructure Fee if the Borrower consummates refinancing of all of its Indebtedness acceptable to the Bank and the Noteholders within the following specified time periods:


Portion of Refundable
Restructure
Closing of Refinancing			Fee to be Refunded
to Borrower
Within six months following the
Closing Date						75% or $ 260,000

Within twelve months following
the Closing Date					50% or $ 173,335


The Borrower shall not be entitled to any refund of the Restructure Fee if such refinancing fails to close within twelve (12) months following the Closing Date.

2.4  Prepayments and Payments; Reductions in Working Capital
Commitment.

(a) Prepayments. The Borrower may at any time and from time to time pay any portion of the unpaid principal balance of the Amended and Restated Working Capital Line of Credit Note to the Bank. In the event the Working Capital Loans outstanding at any one time and the Letter of Credit Usage exceed the Borrowing Base, the Borrower shall immediately prepay to the Bank an amount of principal of the Working Capital Loans sufficient to cause the aggregate unpaid principal balance of the Working Capital Loans to equal or be less than the Borrowing Base then existing.

(b)  General Provisions Regarding Prepayment.

(1) Manner and Time of Payment. All payments of principal, interest and fees hereunder and under the Amended and Restated Working Capital Line of Credit Note by the Borrower shall be made without defense, setoff and counterclaim and in same day funds and delivered to the Bank not later than 11:00 A.M. (Louisville, Kentucky time) on the date due at its office located at 101 South Fifth Street, Louisville, Kentucky; funds received by the Bank after that time shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

(2) Payments on Business Days. Whenever any payment to be made hereunder or under the Amended and Restated Working Capital Line of Credit Note shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day (unless no further Business Day occurs in such month, in which case payment shall be made on the next preceding Business Day) and such extension of time shall be included in the computation of the payment of interest hereunder or under the Amended and Restated Working Capital Line of Credit Note or of the availability fee due under Section 2.2(b) hereof, as the case may be.

(c)  Voluntary Reduction of Working Capital Commitment.  The
Borrower shall have the right, at any time and from time to time, to terminate in whole or permanently reduce in part, without premium or penalty, the Working Capital Commitment in an amount up to the amount by which the Working Capital Commitment exceeds the Total Utilization of Working Capital Commitment. The Borrower shall give not less than five Business Days' prior written notice to the Bank designating the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction of the Working Capital Commitment. Such termination or partial reduction of the Working Capital commitment shall be effective on the date specified in the Borrower's notice. Any such partial reduction of the Working Capital Commitment shall be in an aggregate minimum amount of $1,000,000.00.

2.5  Use of Proceeds.

(a)  Working Capital Loans. The proceeds of the Working
Capital Loans shall be used by the Borrower to fund its working capital needs, capital expenditures, and to fund debt owed to its lenders.

(b) Margin Regulations. No portion of the proceeds of any Working Capital Loans has been used or will be used to purchase or carry any Margin Stock, to extend credit to others for the purpose of purchasing or carrying Margin Stock or for any purpose proscribed by Regulation G, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System. If requested by the Bank, the Borrower shall execute and deliver to the Bank a completed F.R. Form U-1.

2.6 Letters of Credit. Subject to the terms and conditions, of this Amended and Restated Loan Agreement and in reliance upon the representations and warranties of the Borrower set forth herein, the Borrower may request, in accordance with the provisions of this
Section 2.6, that on and after the Closing Date, the Bank issue Letters of Credit for the account of the Borrower denominated in U.S. Dollars.
 Issuances of Letters of Credit shall be subject to the following limitations:

(a) Dollar Limitations. The Borrower shall not request that the Bank issue any Letter of Credit if, after giving effect to such issuance, (y) the total Letter of Credit Usage would exceed $2,500,000.00, or (z) the Total Utilization of Working Capital Commitment would exceed the lesser of the Working Capital Commitment, as the amount available under the Working Capital Commitment may be reduced from time to time pursuant to Section 2.4(c) hereof, or the Borrowing Base.


(b) Expiration Dates. In no event shall the Bank issue, reissue, amend or permit the extension of: (y) any Letter of Credit having an expiration date later than the Working Capital Line of Credit Termination Date in effect at the time of issuance, re-issuance, amendment or extension (automatic or otherwise) thereof; or (z) subject to the foregoing clause (y), any Letter of Credit having an expiration date more than one year after its date of issuance; provided that subject to the foregoing clause (y), this clause (z) shall not prevent the Bank from agreeing that a Letter of Credit will automatically be extended annually for one or more periods each not to exceed one year if the Bank does not cancel such extension.

It shall be a condition precedent to the issuance of any Letter of Credit in accordance with the provisions of this Section 2.6 that each condition set forth in Sections 4.1 and 4.3 of this Amended and Restated Loan Agreement shall have been satisfied.

Each Letter of Credit may provide that the Bank may (but shall not be required to) pay the beneficiary thereof upon the occurrence of an Event of Default and the acceleration of the stated maturity date of the Amended and Restated Working Capital Line of Credit Note or, if payment is not then due to the beneficiary, provide for the deposit of funds in an account to secure payment to the beneficiary and that any funds so deposited shall be paid to the beneficiary of the Letter of Credit if conditions to such payment are satisfied or returned to the Bank (or, if all of the Obligations shall have been indefeasibly paid in full to the Bank, to the Borrower) if no payment to the beneficiary has been made and thirty (30) days after the final date available for drawings under the Letter of Credit has passed. Each payment or deposit of funds by the Bank as provided in this paragraph shall be treated for all purposes of this Amended and Restated Loan Agreement as a drawing duly honored by the Bank under the related Letter of Credit.


(c) Notice of Issuance. Whenever the Borrower desires the issuance of a Letter of Credit, the Borrower shall deliver to the Bank an Application and Agreement for Letter of Credit in the form of Exhibit B annexed hereto and a Borrowing Certificate no later than 10:00 A.M. (Louisville, Kentucky, time) at least ten (10) Business Days, or in each case such shorter period as may be agreed to by the Bank in any particular instance, in advance of the proposed date of issuance. The Application and Agreement for Letter of Credit shall specify (i) the proposed date of issuance (which shall be a Business Day under the laws of the Commonwealth of Kentucky), (ii) the face amount of the Letter of Credit, (iii) the expiration date of the Letter of Credit, (iv) the name and address of the beneficiary, and (v) a summary of the purpose and contemplated terms of such Letter of Credit. Prior to the date of issuance of any Letter of Credit, the Borrower shall specify a precise description of the documents and the proposed text of any certificate to be presented by the beneficiary under such Letter of Credit which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Bank to make payment under the Letter of Credit; provided that the Bank, in its sole reasonable judgment, may require changes in any such documents and certificates; provided further that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same Business Day (under the laws of the Commonwealth of Kentucky) that such draft is presented if such presentation is made after 11:00 A.M. (Louisville, Kentucky, time) on such Business Day. In determining whether to pay under any Letter of Credit, the Bank shall be responsible only to determine that the documents and certificates required to be delivered under that Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit; provided, further, nothing contained in this Section 2.6(c) shall be deemed to prejudice the right of the Borrower to recover from the Bank in respect of any amounts paid by the Bank under any Letter of Credit in the event that it is determined by a court of competent jurisdiction that the payment with respect to such Letter of Credit by the Bank constituted gross negligence or willful misconduct on the part of the Bank.

(d) Payment of Amounts Due Under Letters of Credit. In the event of any drawing under any Letter of Credit by the beneficiary thereof, the Bank shall promptly notify the Borrower thereof, and the Borrower shall reimburse the Bank on the date on which such drawing is honored in an amount in same day funds equal to the amount of such drawing. Each drawing under a Letter of Credit honored by the Bank, until an amount equal thereto is reimbursed by the Borrower to the Bank, shall be deemed a Working Capital Loan hereunder and shall bear interest at the rates set forth in and shall be payable on the dates and otherwise upon the terms and conditions set forth in this Amended and Restated Loan Agreement and the Amended and Restated Working Capital Line of Credit Note.

(e) Compensation. The Borrower agrees to pay, without duplication, the following amounts to the Bank with respect to each Letter of Credit issued by it:

(1) with respect to each Letter of Credit, an annual letter of credit fee (the "Letter of Credit Fee") payable to the Bank equal to 2% per annum multiplied by the maximum amount available from time to time to be drawn under such Letter of Credit, payable in advance on the date of issuance of such Letter of Credit and on the date, if such should occur, of each renewal of such Letter of Credit.

(2) with respect to each draft honored by the Bank under any Letter of Credit issued by the Bank pursuant to this Amended and Restated Loan Agreement, a drawing fee equal to the greater of (y) one fourth of one percent per annum (1/4 of 1%) of the amount of such draft, or (z) $100.

(3) with respect to drawings made under any Letter of Credit, interest, payable in immediately available funds to the Bank on demand, on the amount paid by the Bank in respect of each such drawing from the date of the drawing through the date such amount is reimbursed by the Borrower at a variable rate equal to the rate specified in
Section 2.2(a); and


(4) with respect to the issuance, amendment or transfer of each Letter of Credit, documentary and processing charges payable to the Bank in accordance with the Bank's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or drawing, an the case may be.

(f) Obligations Absolute. Subject to the right of the Borrower to seek damages in the event that a court of competent jurisdiction determines that the Bank committed gross negligence or willful misconduct in honoring any draft presented under any Letter of Credit issued by the Bank, the obligation of the Borrower to reimburse the Bank for drawings made under the Letters of Credit issued by it shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Amended and Restated Loan Agreement under all circumstances including, without limitation, the following circumstances:

(1) any lack of validity or enforceability of any Letter of Credit;

(2) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such transferee may be acting), the Bank or any other Person, whether in connection with this Amended and Restated Loan Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower and the beneficiary for which the Letter of Credit was procured);

(3) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(4) payment by the Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment does not constitute bad faith, gross negligence or willful misconduct on the part of the Bank as determined by a court of competent jurisdiction;
any other circumstance or happening whatsoever, which is similar to any of the foregoing; or the fact that an Event of Default under this Amended and Restated Loan Agreement shall have occurred and be continuing.

(g) Additional Payments. If by reason of (i) any change in applicable law, regulation, rule, decree or regulatory requirement or any change in the interpretation or application by any judicial or regulatory authority of any law, regulation, rule, decree or regulatory requirement or (ii) compliance by the Bank with any direction, request or requirement (whether or not having the force of law) of any governmental or monetary authority including, without limitation, Regulation D:

(1) any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of any Letters of Credit issued by the Bank; or

(2) there shall be imposed on the Bank any other condition regarding any Letter of Credit; and the result of the foregoing is to directly or indirectly increase the cost to the Bank of issuing, making or maintaining any Letter of Credit, or to reduce the amount receivable in respect thereof by the Bank, then and in any such case the Bank may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify the Borrower, and the Borrower shall pay on demand such amounts as the Bank may specify to be necessary to compensate the Bank for such additional cost or reduced receipt, together with interest on such amount from ten (10) days after the date of such demand until payment in full thereof at a rate equal at all times to the Floating Rate. The determination by the Bank of any amount due pursuant to this Section 2.6(g) as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on the Borrower.

(h) Indemnification; Nature of the Bank's Duties. In addition to amounts payable as elsewhere provided in this subsection (i), the Borrower hereby agrees to protect, indemnify, pay and save the Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees and allocated costs of internal counsel) which the Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of the Letters of Credit, other than as a result of the bad faith, gross negligence or willful misconduct of the Bank as determined by a court of competent jurisdiction, or (ii) the failure of the Bank to honor a drawing under any Letter of Credit an a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "Government Acts").


As between the Borrower and the Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of credit issued by the Bank by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Bank shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of credit; and (viii) for any consequences arising from causes beyond the control of the Bank, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of any of the Bank's rights or powers hereunder; provided, however, that the Bank shall be responsible for any payment the Bank makes under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit in the event such payment constitutes bad faith, gross negligence or willful misconduct of the Bank as determined by a court of competent jurisdiction.
In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Bank under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith and without bad faith, gross negligence or willful misconduct, shall not put the Bank under any resulting liability to the Borrower.

Notwithstanding anything to the contrary contained in this Section
2.6, the Borrower shall have no obligation to indemnify the Bank in respect of any liability incurred by the Bank arising out of the bad faith, gross negligence or willful misconduct of the Bank, as determined by a court of competent jurisdiction, or out of the wrongful dishonor by the Bank of proper demand for payment made under the Letters of Credit issued by it.

(i) Computation of Interest. Interest payable pursuant to this Section 2.6 shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which it accrues.

(j) Amendments. The Borrower may request that the Bank enter into one or more amendments of any Letter of Credit issued by the Bank by delivering to the Bank an Application and Agreement For Letter of Credit specifying (i) the proposed date of the amendment, and (ii) the requested amendment. The Bank shall have sole discretion in determining whether to enter into any amendment with respect to the Letters of Credit issued by it, and any such amendment extending the expiry date or increasing the stated amount of any Letter of Credit shall only be permitted if the Bank would be permitted to issue a new Letter of Credit having such an expiry date or stated amount under this Section 2.6(j) on the date of the amendment.

3. SECURITY FOR THE INDEBTEDNESS. The Indebtedness, including the Amended and Restated Line of Credit Note, is and shall be secured by and entitled to the benefits of all the following:


3.1 Security Interest. A first priority, perfected and continuing security interest in favor of the Collateral Agent, covering all assets of the Borrower, as more fully described in that certain Security Agreement of even date herewith between the Collateral Agent and the Borrower, and accompanying UCC Financing Statements. The Security Agreement shall include "immediate lockbox" provisions, pursuant to which all of the Borrower's account debtors shall make payments of all Accounts directly to the Collateral Agent for the account of the Borrower.

3.2  Right of Offset.  The right of offset specified in
Section 9.2 hereof.

3.3 Mortgage. That certain Mortgage of even date herewith made by the Borrower in favor of the Collateral Agent, granting the Collateral Agent a first and prior lien on certain real property and all improvements thereon located in Boyd County, Kentucky, as more fully described therein (the "Mortgage").

3.4 Assignment of Rents and Leases. That certain Assignment of Rents and Leases of even date herewith between the Borrower and the Collateral Agent, granting the Bank a first and prior lien on the rents and leases applicable to the property more fully described therein (the "Assignment of Rents and Leases").

3.5 Other Security. Other security and instruments, if any, granted by Borrower to the Collateral Agent, whether of even date herewith or hereafter or heretofore granted, to secure the Amended and Restated Working Capital Line of Credit Note and/or any other
Indebtedness.

4. CONDITIONS PRECEDENT. The obligation of the Bank to establish the Working Capital Line of Credit in favor of the Borrower pursuant to and upon the terms and conditions set forth in this Amended and Restated Loan Agreement is subject to the Bank entering into an Amendment to its existing Participation Agreement with SunTrust Bank, and the Bank entering into an Intercreditor and Collateral Agency Agreement with the Borrower and the Noteholders. In addition, the obligation of the Bank to establish the Working Capital Line of Credit in favor of the Borrower is subject to the satisfaction of all of the following conditions:

4.1 Initial Closing Conditions. The obligation of the Bank to make the initial Working Capital Loans to the Borrower is subject to the condition that, in addition to the satisfaction of the conditions precedent specified in Section 4.3 hereof as of the Closing Date, the Bank shall have received the following from the Borrower, dated as of the Closing Date or such other date as shall be acceptable to the Bank, all of which must be acceptable to the Bank and its counsel in form and substance:

(a) this Amended and Restated Loan Agreement, duly executed and delivered by the Borrower;

(b)  the Amended and Restated Working Capital Line of Credit
Note, duly executed and delivered by the Borrower;

(c) duly executed counterparts of the Amendment No. 2 to Note Agreement and Waiver among the Borrower and the Noteholders;

(d)  one or more duly executed 9.00% Senior Notes;

(e) duly executed counterparts of the Security Agreement, the Mortgage, the Assignment of Rents and Leases, UCC Financing and Fixture Filings, and the Environmental Indemnity Agreement, each in form, scope and substance satisfactory to the Bank, executed and delivered by the Borrower;

(f) evidence that all other actions necessary or desirable to perfect and protect the security interests created by the Loan
Agreements have been taken;

(g)  duly executed counterparts of the Collateral Agency
Agreement, in form, scope and substance satisfactory to each Noteholder, executed and delivered by the Borrower and all other parties thereto;

(h) certificate of the Secretary or Assistant Secretary of the Borrower attaching and certifying copies of (i) the certificate of incorporation, as amended, of the Borrower, certified by the Secretary of State of Delaware, (ii) the bylaws, as amended, of the Borrower, (iii) the resolutions of the board of directors of the Borrower, authorizing the execution, delivery and performance of the Loan Instruments and the "Note Documents" (as defined in the Note Agreement), and (iv) the name, title and true signature of each officer of the Borrower executing such documents;

(i) current appraisals pertaining to the Borrower's real property, plant, equipment and inventory;

(j) Phase I environmental site assessment reports with respect to any real property to be owned or leased by the Borrower from and after the Effective Date;

(k) evidence that the Borrower has entered into documentation amending the Master Equipment Lease to (i) waive all existing Defaults and Events of Default as defined therein, and
(ii) amend the financial covenants contained therein to be consistent with the financial covenants contained herein;


(l)  evidence that each of Fifth Third Bank and General
Electric Capital Corporation has consented to the execution and delivery of an appropriate Amendment by the Borrower;

(m) an opinion from Frost Brown Todd LLC, counsel for the Borrower;

(n) an opinion from VanAntwerp, Monge, Jones & Edwards, LLP, counsel for the Borrower, containing the matters set forth on Exhibit F hereto;

(o) audited Fiscal Year 2001 consolidated financial statements of the Borrower and its Subsidiaries, together with the unqualified report thereon by Arthur Andersen LLP marked "draft," delivered in accordance with the requirements of Section 6 hereof other than those relating to the timing of the delivery thereof;

(p)  payment to the Bank of the fees payable on the Closing
Date pursuant to Section 2.3 hereof, and reimbursement of the items referred to in Section 12.12 hereof;

(q) each Noteholder shall have received, in immediately available funds, interest accrued from and including November 1, 2001, through January 14, 2002, on the unpaid principal amount of each of their respective Senior Notes calculated at the rate of 9.00% per annum;

(r) payment of the Borrower to the Bank of all excess cash on hand as of the date of Closing, to be applied towards reduction of the Working Capital Line of Credit;

(s) there shall be no material adverse change in the financial condition of the Borrower from the date of the Term Sheet;

(t) a duly executed original of the title insurance policy issued by a title insurance company acceptable to the Bank, covering the real property subject to the Mortgage and containing only such exceptions as the Bank may approve in its sole discretion, with proof, satisfactory to the Bank, that all premiums, search fees and other charges in connection therewith have been paid in full (the "Title Insurance
Policy");

(u) the Bank shall have been provided with UCC, tax lien, and judgment lien searches performed in such locations as the Bank shall determine in the exercise of its sole discretion, which shall indicate that all of the Borrower's assets are free and clear of all liens and encumbrances, other than those liens and encumbrances expressly permitted by the Bank;


(v) satisfactory proof that policies of insurance of the types and coverage as specified in this Amended and Restated Loan
Agreement and the Loan Instruments are in full force and effect;

(w) the Bank shall have entered into an Amendment to Participation Agreement; and

(x) such other documents, agreements and instruments as the Bank may reasonably request.

4.2  Conditions to All Letters of Credit.  The issuance of any
Letter of Credit by the Bank hereunder, in addition to the conditions precedent specified in Section 4.3 hereof, is subject to the prior or concurrent satisfaction of each condition set forth in Section 4.1 hereof.

4.3  Conditions to All Working Capital Loans and Letters of
Credit. The obligation of the Bank to make each Working Capital Loan on each Funding Date and the obligation of the Bank to issue or extend the stated expiration date of each Letter of Credit is subject to the following further conditions precedent:

(a) The Bank shall have received with respect to each Working Capital Loan, in accordance with the provisions of Section 2.1(c) of this Amended and Restated Loan Agreement, an originally executed Borrowing Certificate, in each case signed by an Authorized Officer of the Borrower.

(b) The Bank shall have received with respect to each Letter of Credit, in accordance with the provisions of Section 2.6(c) of this Amended and Restated Loan Agreement, an originally executed Borrowing Certificate and an Application and Agreement For Letter of Credit relating to such Letter of Credit, in each case signed by an Authorized Officer of the Borrower.

(c) As of the Funding Date of the Working Capital Loan or the date of issuance or extension of the stated expiration date of the Letter of Credit:

(1) The representations and warranties contained herein shall be true and correct in all material respects on and as of that date to the same extent as though made on and as of that date;

(2) No event shall have occurred and be continuing or would result from the funding of the Working Capital Loan or the issuance or extension of the stated expiration date of such Letter of Credit which would constitute an Event of Default;

(3) The Borrower shall have performed in all material respects all agreements and satisfied all conditions which this Amended and Restated Loan Agreement and the other Loan Instruments provide shall be performed by it on or before such date;

(4) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain the Bank from making that Working Capital Loan or from issuing or extending the stated expiration date of that Letter of Credit;

(5) There shall not be pending or, to the knowledge of the Borrower threatened, any action, suit, proceeding or arbitration or, to the knowledge of the Borrower, any governmental investigation pending or threatened, against or affecting the Borrower or any property of the Borrower, which is required by the terms of this Amended and Restated Loan Agreement to be disclosed to the Bank and which has not been disclosed by the Borrower pursuant to Sections 6.3 and 6.6 hereof prior to the making of the last preceding Working Capital Loans (or, in the case of the initial Working Capital Loans made hereunder, prior to the execution of this Amended and Restated Loan Agreement) or the issuing of the most recent Letter of Credit (or, in the case of the initial Letter of Credit, prior to the execution of this Amended and Restated Loan Agreement) or the most recent extension of the stated expiration date of any Letter of Credit and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, which, in either event, in the reasonable opinion of the Borrower, is likely to be determined adversely to the Borrower and, in such event, is reasonably expected to have a Material Adverse Effect. No injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent this Amended and Restated Loan Agreement or the making of the Working Capital Loans or the issuing or extension of the respective stated expiration dates of the Letters of Credit hereunder.

5. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Bank as follows, which representations and warranties shall be deemed to be continuing representations and warranties until the Amended and Restated Working Capital Line of Credit Note and the other Obligations have been paid in full to the Bank and the Working Capital Commitment has expired or has terminated, and shall survive the execution and delivery of this Amended and Restated Loan Agreement:


5.1 Organization, Standing, etc. of the Borrower. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Borrower has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to execute and deliver into this Amended and Restated Loan Agreement and the other Loan Instruments to which it is a party, to issue the Amended and Restated Working Capital Line of Credit Note and to carry out. the respective terms hereof and thereof. The Borrower has delivered to the Bank a true and complete copy of its Certificate of Incorporation and Bylaws as in effect on the date hereof.

5.2  Subsidiaries.  The Borrower has no Subsidiaries.

5.3 Qualification. The Borrower is duly qualified to transact business as a foreign corporation and is in good standing as a foreign corporation in the commonwealth of Kentucky and in each other jurisdiction in which the character of the properties owned or leased by the Borrower or the nature of the activities conducted or proposed to be conducted by the Borrower makes such qualification necessary.

5.4  Use of Proceeds.  The Borrower's uses of the Working
Capital Loans will at all times be legal and proper corporate uses duly authorized by the Board of Directors of the Borrower, and such uses are consistent with all applicable laws and statutes as in effect as of the date hereof.

5.5 Intellectual Property. The Borrower owns or possesses adequate assets, licenses, patents, patent applications, copyrights, trademarks, trademark applications, trade names, franchises, consents, authorizations and service marks and rights with respect to the foregoing necessary for the conduct of its business as presently conducted and as proposed to be conducted without any known conflict with the rights of others.

5.6 Contracts. The Borrower is not in default under any contract, agreement, judgment, decree or order which, if not cured or waived, would reasonably be likely to have a Material Adverse Effect.


5.7  Disclosure.  Neither this Amended and Restated Loan
Agreement nor any other Loan Instrument furnished to the Bank by or on behalf of the Borrower in connection with the transactions contemplated hereby taken as a whole contains any statement of any material fact which is untrue or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Borrower (other than as is hereafter disclosed in any document filed by the Borrower with the Securities and Exchange Commission or is otherwise disclosed by the Borrower in writing to the
Bank) which materially adversely affects or in the future will (so far as the Borrower can now reasonably foresee) materially adversely affect the properties, business, operations, affairs or financial condition of the Borrower and its Subsidiaries taken as a whole which has not been set forth in this Amended and Restated Loan Agreement or in the other Loan Instruments furnished to the Bank by or on behalf of the Borrower in connection with the transactions contemplated hereby. The Borrower is currently solvent, and neither the issuance and delivery of the Amended and Restated Working Capital Line of Credit Note to the Bank, nor the performance of the transactions contemplated hereunder, will render the Borrower insolvent, inadequately capitalized to undertake the transactions contemplated hereunder or to undertake the business in which it is presently engaged or about to engage or render the Borrower unable to pay its debts as they become due. The Borrower is not contemplating either the filing of a petition by it or the commencement of a case by it under the Bankruptcy Code or any state insolvency laws or the liquidation of all or a major portion of its property, and the Borrower has no knowledge of any Person contemplating the filing of any such petition or commencement of any such case against the Borrower.

5.8 Funded Debt and Capitalized Leases. Upon the funding of the initial Working Capital Loan, the Borrower has no outstanding Funded Debt or Capitalized Leases other than the Senior Notes, the Funded Debt or Capitalized Leases identified on Exhibit G attached hereto and made a part hereof, and the Obligations.

5.9 Title to Properties; Liens. Except for a Mortgage in favor of Republic Corporation as shown on the Title Insurance Policy, the Borrower has good and marketable title to all of its properties and assets (other than the mineral interest in the Borrower's real property, which was previously severed from the real property), and none of such properties or assets is or will be, upon the funding of the initial Working Capital Loan, subject to any Lien except the Liens permitted hereunder and other Liens which in the aggregate are not substantial in amount, do not secure any Indebtedness, do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Borrower and have not arisen other than in the ordinary course of business. The Borrower represents and warrants that the maximum amount of the Lien in favor of Republic Corporation referred to above does not exceed $250,000, and will not exceed $250,000 at any time hereafter.

5.10 Litigation, etc. There is no action, proceeding or investigation pending or, to the best knowledge of the Borrower, threatened (or any basis therefor known to the Borrower) (a) which questions the validity of this Amended and Restated Loan Agreement, the Amended and Restated Working Capital Line of Credit Note or the other Loan Instruments or any action taken or to be taken pursuant hereto or thereto, or (b) which in. the Borrower's reasonable judgment is likely to be determined adversely to the Borrower and, as a result of such adverse determination to the Borrower, will in the Borrower's reasonable judgment result, either in any case or in the aggregate, in a Material Adverse Effect.


5.11 Authorization; Compliance with Other Instruments. The execution, delivery and performance of this Amended and Restated Loan Agreement, the Amended and Restated Working Capital Line of Credit Note and the other Loan Instruments have been duly authorized- by all necessary corporate action on the part of the Borrower, will not result in any violation of or be in conflict with or constitute a default under the Certificate of Incorporation or By-Laws of the Borrower or any agreement, instrument,, judgment, decree, order, statute, rule or governmental regulation applicable to the Borrower, or result in the creation of any Lien upon any of the properties or assets of the Borrower. The Borrower is not in material violation of its Certificate of Incorporation or By-Laws or, to the Borrower's best knowledge, any judgment, decree, order, statute, rule or governmental regulation applicable to the Borrower except as otherwise disclosed in writing to the Bank. Without limiting the generality of the foregoing, to the best knowledge of the Borrower, the Borrower is in compliance in all material respects with all federal and state laws and all rules, regulations and administrative orders of all state and local commissions or authorities which are applicable to the Borrower or to the operation of its business.

5.12 Governmental Consent. To the best knowledge of the Borrower, the Borrower is not required to obtain any order, consent, approval or authorization of, and is not required to make any declaration or filing with, any governmental authority in connection with the execution and delivery of this Amended and Restated Loan Agreement or the negotiation, offer, issue, sale and delivery of the Amended and Restated Working Capital Line of Credit Note to the Bank, or in connection with the execution, delivery and performance of the other Loan Instruments, except such as have been obtained.

5.13 Eligible Accounts. Each Eligible Account shall be a good and valid Account Receivable representing an undisputed, bona fide indebtedness incurred by the debtor named therein, for merchandise shipped or delivered pursuant to a contract of sale, or for services theretofore performed by the Borrower with or for said debtor. There shall be no setoffs or counter-claims against any Eligible Account, and no agreement under which any deduction or discount may be claimed shall have been made with the debtor of any Eligible Account except as indicated in a written list, statement or invoice furnished to the Bank with reference thereto.

5.14  Investment Company Act Status.  The Borrower is not an
"investment company," as such term is defined in the Investment Company Act of 1940, as amended.

5.15 Regulation G, etc. The Borrower does not own, or have any present intention of acquiring, any Margin Stock. None of the Working Capital Loans will be used, directly or indirectly, by the Borrower for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might constitute the transactions contemplated hereby a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or cause this Amended and Restated Loan Agreement to violate Regulation U, Regulation T, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or the Securities Exchange Act of 1934.


5.16  Holding Company Act.  The Borrower is not a "Holding
Company" or a "Subsidiary Company" of a "Holding Company," or an "Affiliate" of a "Holding Company" or of a "Subsidiary Company" of a "Holding Company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

5.17  Employee Retirement Income Security Act of 1974.  The
Borrower has not incurred (a) any material accumulated funding deficiency within the meaning of ERISA, or (b) any material liability to the PBGC established under ERISA (or any successor thereto under ERISA) in connection with any Plan established, maintained or assumed by the Borrower, nor has the Borrower had any tax assessed against it by the Internal Revenue Service for any alleged violation under Section 4975 of the Code. To the Borrower's knowledge, no prohibited transaction within the meaning of Section 4975 of the Code has occurred with respect to any Plan established, maintained or assumed by the Borrower.

5.18 Accuracy of Financial Reports. The audited consolidated financial statements of the Borrower for its Fiscal Year 2000 and the interim unaudited consolidated financial statements of the Borrower and its Subsidiaries as at and for the Fiscal Quarters ended December 30, 2000; March 31, 2001; June 30, 2001; and September 29, 2001, in each case which have been delivered to the Bank, have been prepared in accordance with GAAP and fairly and accurately present the financial condition of the Borrower as of the dates and for the periods ended reflected in such financial statements; provided, such interim financial statements shall be without footnotes and shall be subject to normal year-end adjustments. There have been no material adverse changes in the financial condition of the Borrower subsequent to the periods ended reflected in such financial statements.

5.19 Bank Accounts. All of the Borrower's current operating, deposit, and other bank depository accounts have been listed and described in a letter from the Borrower to the Bank of even date herewith.

6. AFFIRMATIVE COVENANTS. The Borrower hereby covenants and agrees that until the Amended and Restated Working Capital Line of Credit Note and the other obligations have been paid in full to the Bank and the Working Capital Commitment has expired or has terminated, the Borrower will perform and observe all of the following provisions:

6.1 Maintenance of Properties. The Borrower will, insofar as it is not prevented by causes beyond its control, maintain or cause to be maintained in good repair, working order and condition all properties used or useful in the business of the Borrower (whether owned in fee or a leasehold interest) and from time to time the Borrower will, insofar as it is not prevented by causes beyond its control, make or. cause to be made all appropriate repairs, renewals and replacements thereof so that the efficiency thereof shall be maintained in all material respects.

6.2  Monetary Obligations.

(a) The Borrower will pay and discharge promptly as they become due and payable all taxes, assessments and other governmental charges levied upon it or its income or upon any of its properties or assets or in respect of its franchises, business, income or profits, or upon any part thereof, as well as all lawful claims of any kind (including claims for labor, materials and supplies) which, if unpaid, might by law become a lien or a charge upon its property before any of the same become delinquent; provided, however, the Borrower shall not be obligated to pay any such tax, assessment or charge if the Borrower is contesting the amount or validity of, or its liability for, any such taxes, assessments or charges in good faith and by appropriate proceedings promptly initiated and diligently conducted by the Borrower and if the Borrower shall have established such reserve or other appropriate provision, if any, as shall be required by GAAP in respect thereof.

(b) The Borrower will pay in full all its other debts, obligations and liabilities allowed hereunder before the same become delinquent, to the extent the failure to pay the same would reasonably be likely to have a Material Adverse Effect, unless the same are being contested in good faith by the Borrower, the Borrower has established adequate reserves for the payment of the same in accordance with GAAP, and the contesting thereof does not involve the risk of forfeiture or loss of a material portion of the assets of the Borrower and its Subsidiaries taken as a whole.

6.3 Financial Statements and Other Reports. The Borrower will furnish to the Bank:

(a) a Borrowing Certificate duly completed by the Borrower and certified to be true, accurate and complete by the Chief Financial Officer of the Borrower on each date specified in Section 2.1(c) hereof;

(b) as soon as prepared and in any event within thirty (30) days following the close of each Fiscal Year, a comprehensive business and financial plan for the current Fiscal Year (for the Borrower and its Subsidiaries on a consolidated basis), which annual business/financial plan shall include quarterly financial projections and forecasts and planned Capital Expenditures for such Fiscal Year; and


(c) as soon as reasonably possible, and in any event within thirty (30) days after the end of each month in each Fiscal Year (other than the last month in each Fiscal Year, in which case such financial statements shall be delivered within 45 days after the end of such Fiscal
Year), an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such month, and related unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such month, which will compare actual results to the Borrower's projections delivered pursuant to Section 6.3(b), including, without limitation, a monthly cash flow analysis showing monthly variances from the beginning of the relevant Fiscal Year, all in reasonable detail, prepared in accordance with GAAP consistently applied and certified to be true, accurate and complete by the Chief Financial Officer of the Borrower; provided, such interim financial statements shall be without footnotes and shall be subject to normal year-end adjustments;

(d) as soon as reasonably possible, and in any event within ninety (90) days after the end of each Fiscal Year of the Borrower, the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related audited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the previous Fiscal Year, all in reasonable detail and accompanied by the opinion thereon of independent public accountants selected by the Borrower and reasonably acceptable to the Bank, which opinion shall be in a form generally recognized as unqualified and shall state that such financial statements have been prepared in accordance with GAAP and that the audit by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards; provided, the delivery within the time period specified above;

(e)  the Borrower's Annual Report on Form 10-K for such
Fiscal Year (together with the Borrower's annual report to shareholders, if any, at the time such annual report is sent to shareholders) prepared pursuant to Rule 14a-3 under the Securities and Exchange Act of 1934, as amended, prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, together with the accountants' opinion described above, shall be deemed to satisfy the requirements of this Section 6.3(e); together with each delivery of financial statements pursuant to subsections (b), (c), and (d) above, a Compliance Certificate (i) stating that the Chief Financial Officer of the Borrower has reviewed the relevant terms of this Amended and Restated Loan Agreement and has no knowledge of any event or condition which constitutes a default under this Amended and Restated Loan Agreement or an Event of Default hereunder, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken or is taking or proposes to take with respect thereto, and (ii) demonstrating in reasonable detail compliance at the end of such accounting period with Section 7.1, relating to mergers, consolidations and sales of assets; Section 7.3, relating to Liens, Section 7.4, relating to Restricted Payments, Section 7.7, related to Funded Debt, Sections 7.11 through 7.15, relating to financial covenants, Section 7.8, relating to Transactions with Affiliates, and
Section 7.9, relating to Guaranties (and, with respect to all financial covenants, including with each Compliance Certificate appropriate work papers demonstrating the Borrower's method of calculating the various financial information included in the Compliance Certificate);


(f) forthwith upon any principal officer of the Borrower obtaining knowledge of, or receiving notice of any claim of or action taken with respect to, any condition or event which constitutes a default under this Amended and Restated Loan Agreement or an Event of Default hereunder (including, without limitation, knowledge that any claim by any creditor has been made that there exists, or that any action has been taken by any creditor with respect to, any default as set forth in
Section 6.3(i)), an Officers' Certificate specifying the nature and period of existence thereof and what action the Borrower has taken or is taking or proposes to take with respect thereto;

(g) Upon request by the Bank, copies of any reports submitted to the Borrower by its independent certified public accountants in connection with the examination of the financial statements of the Borrower made by such accountants;

(h) Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Borrower to stockholders generally and of each regular or periodic report, and any registration statement or prospectus filed by the Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency, and copies of any orders which are material in relation to the business, operations, affairs, financial condition, assets or properties of the Borrower and its Subsidiaries taken as a whole in any proceedings to which the Borrower or any of its Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Borrower or any of its Subsidiaries;

(i) Promptly upon an Authorized Officer of the Borrower becoming aware of the occurrence thereof, written notice of (i) a Reportable Event with respect to any defined benefit Plan (in which event such notice shall be given when the Reportable Event is required to be reported to the PBGC) ; (ii) the institution of any steps by the Borrower, any ERISA Affiliate, the PBGC or any other Person to terminate any defined benefit Plan; (iii) the institution of any steps by the Borrower or any ERISA Affiliate to withdraw from any defined benefit Plan; (iv) a non-exempt "prohibited transaction" within the meaning of
Section 406 of ERISA in connection with any Plan (in which event such notice shall be given when either Form 5330 or Form 5500 is filed with the Internal Revenue Service or the Department of Labor, respectively, with respect to such prohibited transaction); (v) any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement welfare liability; or (vi) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing;

(j) With reasonable promptness, such other information and data with respect to the Borrower as from time to time may be reasonably requested by the Bank.


The Bank shall keep confidential all of the financial statements and other information furnished to the Bank pursuant to this Amended and Restated Loan Agreement, except the Bank shall have the right to furnish copies of such financial statements and other information furnished to the Bank (i) to any proposed participant in any of the Working Capital Line of Credit, subject to such participant executing a Confidentiality Agreement as required under Section 10(a) hereof, (ii) to governmental agencies having jurisdiction over the Bank and which request copies of such financial statements and/or other information, (iii) if required to under applicable rules of civil procedure to any appropriate Person in any litigation involving or affecting the Bank, provided, the Bank shall seek an appropriate protective order in such litigation preserving the confidentiality of any non-public information furnished to the Bank, and
(iv) to any appropriate Person in connection with the enforcement by the Bank of its rights under this Amended and Restated Loan Agreement and the other Loan Instruments.

6.4  Financial Records; Inspection.

(a) The Borrower will maintain a system of accounting established and administered in accordance with GAAP consistently applied, and will set aside on its books all such proper reserves as shall be required by GAAP.

(b) The Borrower will permit the Bank and its authorized representatives to inspect any of the properties of the Borrower, including its books of account (and to make copies thereof and to take extracts therefrom), to make field exams on a regular (at least quarterly) basis, and to discuss its affairs, finances and accounts with its officers and with its independent accountants, all at such reasonable times and as often as may be reasonably requested. Such inspection shall be for the information and benefit of the Bank and, unless otherwise publicly available, any information obtained thereby or otherwise pursuant thereto shall not be divulged to others except in connection with the enforcement of the rights of the Bank upon the occurrence of an Event of Default hereunder or in connection with any sale of any participation in the Working Capital Line of Credit, and except as may be required by law or by any governmental authority having jurisdiction over the Bank. The Borrower shall be responsible for payment of the reasonable fees and expenses incurred by the Bank or its agents in connection with such field exams and inspections.

6.5  Permits, Certificates, Leases, Licenses, etc..  The
Borrower will obtain, maintain and substantially comply at all times with all permits, certificates, licenses, approvals, authorizations, leases and other instruments necessary or appropriate for the conduct of its business in all material respects as presently conducted or as contemplated to be conducted in the future.


6.6 Notice. The Borrower will notify the Bank in writing, within no more than ten (10) Business Days (and without the benefit of any grace period afforded in any provision of this Amended and Restated Loan Agreement or any other Loan Instrument) after the Borrower learns of any of the following: (a) the existence or occurrence of any default under this Amended and Restated Loan Agreement and/or any of the other Loan Instruments, (b) that any representation or warranty made herein or in the other Loan Instruments shall, for any reason, not be or shall cease in any material respect to be true and complete and not misleading,
(c) the entry of a final uninsured, non-appealable judgment against the Borrower which exceeds Two Hundred Fifty Thousand Dollars ($250,000.00), together with a copy of such judgment and a statement of the Borrower of the actions which the Borrower intends to take with respect to such judgment, or (d) the occurrence of any labor strikes or work stoppages by the employees of the Borrower.

6.7 Further Assurances. The Borrower will from time to time hereafter execute and deliver, or will cause to be executed and delivered, such additional instruments, certificates or documents, will pay all filing fees and taxes in connection therewith and will take all such further actions, as the Bank may reasonably request for the purposes of implementing or effectuating the provisions of this Amended and Restated Loan Agreement and/or the other Loan Instruments. Upon the exercise by the Bank of any power, right, privilege or remedy pursuant to the Loan Instruments which requires any consent, approval, registration, qualification or authorization of any Person, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certificates, instruments and other documents and papers that the Bank requires in order to obtain any such consent, approval, registration, qualification or authorization.

6.8 Payment of Obligations. The Borrower will remit all excess cash on hand to the Bank on a daily basis, to be applied towards reduction of the Working Capital Line of Credit. All Payments on the Amended and Restated Working Capital Line of Credit Note and all other Obligations shall be made to the Bank in "good, and collected funds," at the principal office of the Bank as set forth in Section 12.2 hereof, not later than 11:00 A.M., Louisville, Kentucky time, on the date due; funds received by the Bank after that hour shall be deemed to have been received on the next following Business Day.

6.9  Preservation of Existence, Leases, etc.   Borrower will at
all times preserve and keep in full force and effect its corporate existence, rights, patents, trademarks, service marks, trade names, copyrights, licenses, consents and authorizations, other than any changes to any of the same effected by the Borrower in the ordinary course of business, provided that the foregoing shall not prevent any transaction permitted by Section 7.1 hereof, and the Borrower shall comply in all material respects with all applicable laws and regulations of the United States of America and of any state or municipality or other political subdivision thereof.

6.10 Insurance. The Borrower shall keep its insurable properties adequately insured at all times by financially sound and respectable insurers and maintain such other insurance, including deductibles, and against such risks as are presently maintained by the Borrower.

6.11  Environmental Matters.   The Borrower at its sole expense
shall, and shall cause its Subsidiaries to, do the following, except where the failure to do so would not reasonably be likely to have a Material Adverse Effect:

(a)  comply in all material respects with any applicable
Environmental Law;

(b) obtain and maintain in full force and effect all material Governmental Approvals required by any applicable Environmental Law for its operations;

(c) cure any material violation by it or at its properties of applicable Environmental Laws;

(d) not allow the presence or operation at its properties of any (i) landfill or dump, or (ii) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state or federal law, other than for solid waste management facilities managing K061 waste as allowed under RCRA or any comparable state of federal laws;

(e) within thirty (30) days notify the Bank in writing of and provide any reasonably requested documents upon learning of any of the following in connection with the Borrower or any Subsidiary;

(1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law;

(2)  any material Environmental claim;

(3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; or

(4) any material environmental, natural resource, health or safety condition; and,

(f) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required by any applicable Environmental Law, unless the Borrower or such Subsidiary, as the case may be, is contesting the validity or applicability of such Environmental Law or any amount relating to the application of such Environmental Law in good faith by appropriate actions or proceedings and the Borrower or such Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto.

7. NEGATIVE COVENANTS. The Borrower hereby covenants and agrees that until the Amended and Restated Working Capital Line of Credit Note and the other obligations have been respectively paid in full to the Bank and the Working Capital Commitment has expired or has terminated, the Borrower will perform and observe all of the following provisions except to the extent the Bank otherwise expressly consents in writing.

7.1  Mergers, Consolidations and Sales of Assets.

(a) The Borrower will not, and will not permit any Subsidiary to, (i) consolidate with or be a party to a merger with any other corporation or (ii) engage in any Asset Disposition involving any "substantial part of the consolidated assets of the Borrower and its Subsidiaries" (as defined in paragraph (c) of this Section 7.1); provided, however, that any Subsidiary may merge or consolidate with or into the Borrower or any Wholly-Owned Subsidiary so long as in any merger or consolidation involving the Borrower, the Borrower shall be the surviving or continuing corporation.

(b) As used in this Section 7.1, "Asset Disposition" means and includes (i) a sale, lease or other disposition of assets by the Borrower or any Subsidiary (other than in the ordinary course of business, Excluded Asset Dispositions, as defined in subsection (c) hereof and the sale, lease or other dispositions of assets to the Borrower or to a Wholly-Owned Subsidiary), (ii) the issuance or sale by any Subsidiary of any shares of stock of any class (including as "stock" for the purposes of this Section 7.1, any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock) of such Subsidiary (except to qualify directors) to any Person other than the Borrower or a Wholly-Owned Subsidiary, and, (iii) the sale, transfer or other disposition by the Borrower of any shares of stock of any Subsidiary (except to qualify directors) to any Person other than a Wholly-Owned Subsidiary and the sale, transfer or other disposition by any Subsidiary (except to the Borrower or a Wholly-Owned Subsidiary) of any shares of stock of any other Subsidiary.


(c) As used in this Section 7.1, an Asset Disposition shall be deemed to be a "substantial part of the consolidated assets of the Borrower and its Subsidiaries" if the book value of the assets subject to such Asset Disposition, when added to the book value of all other assets subject to Asset Dispositions (i) during the 12-month period ending with the date of such Asset Disposition exceeds two percent (2%) of the Consolidated Total Assets, determined as of the end of the immediately preceding Fiscal Quarter, or (ii) during the period from and after the Closing Date to and including the date of such Asset Disposition shall in the aggregate exceed twenty-five percent (25%) of Consolidated Total Assets determined as of the end of the immediately preceding Fiscal Quarter. As used herein, the term "Excluded Asset Dispositions" means Asset Dispositions to the extent that the net proceeds thereof are applied to the prepayment, purchase or redemption of outstanding Senior Debt of the Borrower or its Subsidiaries. Any such prepayment, purchase or redemption made by the Borrower shall be made ratably to the holders of all outstanding Senior Debt of the Borrower and its Subsidiaries, including the Bank.

In any event, the Borrower shall promptly notify the Bank when either (i) the aggregate book value of assets subject to Asset Dispositions in any fiscal year exceeds two percent (2%) of Consolidated Total Assets, determined as of the need of the immediately preceding Fiscal Quarter, or (ii) the aggregate book value of assets subject to Asset Dispositions during the period beginning on the Closing Date and ending with the date of such Asset Dispositions exceeds 25% of Consolidated Total Assets, determined as of the end of the immediately preceding Fiscal Quarter.

For purposes of this Section 7.1, if a Wholly-Owned Subsidiary shall for any reason cease to be a Wholly-Owned Subsidiary but shall continue to be a Subsidiary, then any assets or shares of stock of any other Subsidiary which were the subject of an Asset Disposition from such other Subsidiary to such Wholly-Owned Subsidiary previously permitted by this Section 7.1 shall be deemed to be the subject of a new Asset Disposition at the time such Wholly-Owned Subsidiary ceases to be a Wholly-Owned Subsidiary.

7.2 Use of Assets. The Borrower will not use, or cause or permit the use of, any of its assets in any manner prohibited by law, governmental regulations or applicable insurance policies.

7.3 Limitation of Liens. The Borrower will not, and will not permit any Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, unless in the case of any Lien securing Indebtedness, the Amended and Restated Working Capital Line of Credit Note shall be secured equally and ratably with, or prior to, any such Indebtedness in a manner reasonably satisfactory to the Bank, provided, however, that the foregoing restrictions shall not apply to the following Liens, which Liens are permitted without regard to the above restrictions:

(a) Liens for property taxes and assessments or governmental charges and levies and Liens securing claims or demands of mechanics and materialmen which are not overdue, or, if the Borrower or such Subsidiary, as the case may be, is contesting the validity, applicability or amount thereof in good faith by appropriate actions or proceedings and the Borrower or such subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto;


(b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Borrower or a Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

(c) Liens (other than any Lien imposed by ERISA) arising in the ordinary course of business or incidental to the ownership of properties and assets (including Liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money and which do not in the aggregate materially impair the operation of the business of the Borrower and its Subsidiaries taken as a whole; provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

(d) Survey exceptions and encumbrances, easements and reservations, and rights of others for rights-of-way, utilities and other similar purposes, and zoning and other restrictions an to the use of real properties, which are necessary for the conduct of the activities of the Borrower and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event. materially- impair their use in the operation of the business of the Borrower and its Subsidiaries taken as whole;

(e) Liens securing Indebtedness of a Subsidiary to the Borrower or to a Wholly-Owned Subsidiary and Liens securing Indebtedness of the Borrower to a Wholly-Owned Subsidiary;

(f) Liens existing as of the Closing Date and reflected on Exhibit G hereto and any extension, renewal or replacement thereof in respect of the same property theretofore subject to such Lien, incurred in connection with any extension, renewal or refunding of the Indebtedness secured thereby (without increase in principal amount) which is permitted by the limitations contained in Section 7.7(a).

(g) Liens incurred in connection with obtaining or performing government contracts;


(h) Liens (including without limitation, Capitalized Leases) incurred after the Closing Date given to secure the payment of the purchase price or cost of construction incurred in connection with the acquisition or construction of fixed assets (i.e., property, plant and equipment) intended to be used in carrying on the business of the Borrower or a Subsidiary, including Liens existing on such fixed assets at the time of acquisition thereof or at the time of acquisition by the Borrower or a Subsidiary of any business entity then owning such fixed assets, whether or not such existing Liens were given to secure the payment of the purchase price of the fixed assets to which they, attach, provided that (i) the Lien shall attach solely to the fixed assets acquired or purchased, (ii) at the time of acquisition or construction of such fixed assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such fixed assets whether or not assumed by the Borrower or a Subsidiary shall not exceed an amount equal to 100% of the lesser of the total purchase price or fair market value at the time of acquisition or construction of such fixed assets (as determined in good faith by the Board of Directors of the Borrower), (iii) any such Lien shall be created contemporaneously with, or within 270 days after, the acquisition or the completion of construction of such fixed assets and (iv) all such Indebtedness shall have been incurred within the applicable limitations provided in Section 7.7 hereof.

(i) The interest of a lessor or lessee in any leased property of the Borrower and its Subsidiaries subject to a lease that is not a Capitalized Lease; and

(j)  Liens not otherwise permitted by the preceding clauses
(a) through (i), inclusive, securing Funded Debt of the Borrower or any Subsidiary, provided that all Funded Debt secured by such wholly-owned liens shall be permitted by the provisions of Section 7.7(a)(4) hereof.

For purposes of this Section 7.3, if a Wholly-Owned Subsidiary shall for any reason cease to be a Wholly-Owned Subsidiary but shall continue to be a Subsidiary, then any existing Liens granted to such Subsidiary securing Indebtedness of the Borrower or another Subsidiary to such Wholly-Owned Subsidiary and previously permitted by this Section
7.3 shall be deemed to be re-incurred by the Borrower or such other Subsidiary at the time such Wholly-Owned Subsidiary ceases to be a Wholly-Owned Subsidiary.

7.4 Restricted Payments. The Borrower will not, except as hereinafter provided:

(a) Declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of capital stock of the Borrower);

(b) Directly or indirectly, or through any Subsidiary, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock;

(c) Make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of its capital stock;


(d) Make any optional prepayment, either directly or indirectly or through any Subsidiary, of any Subordinated Debt of the Borrower or any Subsidiary; or

(e)  Make, or permit any Subsidiary to make, any Restricted
Investment;

(such declarations or payments of dividends, purchases, redemptions or retirements of capital stock and warrants, rights or options and all such other payments or distributions and such Restricted Investments being herein collectively called "Restricted Payments"), in any Fiscal Quarter if after giving effect thereto any Event of Default shall have occurred and be continuing or the aggregate amount of Restricted Payments made during such Fiscal Quarter would exceed the Restricted Payment Pool applicable to such Fiscal Quarter.

Notwithstanding the foregoing, this provision shall not prevent the payment of any dividend by the Borrower within sixty (60) days after the date of its declaration (if the declaration of such dividend was permitted at the time of such declaration).

For the purposes of this Section 7.4, the amount of any Restricted Payment declared, paid or distributed in property shall be deemed to be the greater of the book value or fair market value (as determined in good faith by the Board of Directors of the Borrower) of such property at the time of the making of the Restricted Payment in question.

For purposes of this Section 7.4, at any time when a corporation becomes a Subsidiary, all investments of such corporation at such time shall be doomed to have been made by such corporation, as a Subsidiary, at such time.

7.5  Nature of Business.  Neither the Borrower nor any
Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Borrower and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Borrower and its Subsidiaries on the date of this Amended and Restated Loan Agreement; provided, however, that in any event, the Borrower and its Subsidiaries shall be permitted to engage in lines of business which the Board of Directors of the Borrower determines in good faith to be reasonably related to those of the Borrower on the date of this Amended and Restated Loan Agreement.

7.6 Agreements and Licenses. The Borrower will not transfer, terminate, cancel, modify or amend, other than in the ordinary course of business, or encumber, except pursuant to the Loan Instruments, or commit a default under, any Capitalized Lease to which the Borrower is a party or any license, permit, consent, approval or authorization necessary or appropriate for the conduct of the Borrower's business, to the extent any of the actions or events described in this Section 7.6 would reasonably be likely to have a Material Adverse Effect.

7.7  Limitations on Funded Debt.

(a) The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become directly or indirectly liable with respect to, any Funded Debt (including liabilities under Capitalized Leases), except:

(1)  Funded Debt evidenced by the Senior Notes;

(2)  Funded Debt evidenced by the Amended and Restated
Working Capital Line of Credit Note;

(3) Funded Debt of the Borrower and its Subsidiaries outstanding as of the date of this Amended and Restated Loan Agreement and reflected on Exhibit G hereto;

(4)  Capitalized Leases to the extent permitted by
Section 7.15 hereof; or

(5) Funded Debt of a Subsidiary to the Borrower or to a Wholly-Owned Subsidiary and Funded Debt of the Borrower to a Wholly-Owned Subsidiary.

(b) Any corporation which becomes a Subsidiary after the date hereof shall for all purposes of this Section 7.6 be deemed to have created, assumed or incurred at the time it becomes a Subsidiary all Funded Debt of such corporation existing immediately after it becomes a Subsidiary.

(c)  For purposes of this Section 7.6, if a Wholly-Owned
Subsidiary shall for any reason cease to be a Wholly-Owned Subsidiary but shall continue to be a Subsidiary, then any Funded Debt of another Subsidiary or the Borrower issued to such Subsidiary previously permitted by this Section 7.6 shall be deemed to be re-incurred by the Borrower or such other Subsidiary at the time such Wholly-Owned Subsidiary ceases to be a Wholly-Owned Subsidiary.

7.8 Transactions with Affiliates. The Borrower will not directly or indirectly enter into any Capitalized Lease or other transaction with any Affiliate of the Borrower on terms that are less favorable to the Borrower than those which might be obtained at the time from Persons who are not an Affiliate of the Borrower; the burden of proving that such terms are not less favorable to the Borrower as aforesaid shall be on the Borrower.

7.9 Guaranties. The Borrower will not, and will not permit any Subsidiary to, become liable in respect of any Guaranty except Guaranties in favor of the Bank.


7.10  ERISA Compliance.

(a) The Borrower will not, and will not permit any subsidiary to, permit any defined benefit Plans (subject to the minimum funding standards of Section 412 of the Code) at any time maintained by the Borrower or any Subsidiary to have any Unfunded Vested Pension Liabilities, except where the existence of such Unfunded Vested Pension Liabilities would not reasonably be likely to materially and adversely affect the properties, business, prospects, profits or condition of the Borrower and its Subsidiaries taken as a whole. As used herein "Unfunded Vested Pension Liability" means an, excess of the actuarial present value of accumulated vested defined benefit Plan benefits as at the end of the immediately preceding Plan year of such defined benefit Plans (or as of any more recent valuation date) over the net assets allocated to such defined benefit Plans which are available for benefits, all an determined and disclosed in the most recent actuarial valuation report for such defined benefit Plans.

(b) All assumptions and methods used to determine the actuarial valuation of vested employee benefits under all defined benefit Plans at any time maintained by the Borrower or any Subsidiary and the present value of assets of such defined benefit Plans shall be reasonable in the good faith judgment of the Borrower and shall comply with all requirements of law.

(c) The Borrower will not, and will not permit any Subsidiary to, cause any defined benefit Plan which it maintains at any time to engage in any "prohibited transaction" (as such term is defined in ERISA).

(d) The Borrower will not, and will not permit any Subsidiary to:

(1) fail to contribute the minimum amounts required under Section 302 of ERISA or Section 412 of the Code to any defined benefit Plan which it maintains; or

(2) terminate any such defined benefit Plan in a manner which could result in the imposition of a lien on any property of the Borrower or any of its Subsidiaries pursuant to ERISA.

(e) The Borrower will not, and will not permit any Subsidiary to, permit any condition to exist in connection with any defined benefit Plan which would constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such defined benefit Plan.

(f) The Borrower will not, and will not permit any Subsidiary to, withdraw from any Multiemployer Plan if such withdrawal shall subject the Borrower or any Subsidiary to withdrawal liability (as defined under Part 1 of Subtitle E to Title IV of ERISA).

7.11 Minimum Consolidated Tangible Net Worth. The Borrower will not, at any time during any period set forth below, permit
Consolidated Tangible Net Worth to be less than the amount set forth opposite such period below:

Minimum Consolidated
Period					Tangible Net Worth

Fiscal Year 2002				$11,000,000
Fiscal Year 2003				$  9,000,000
First two Fiscal Quarters
    of Fiscal Year 2004			$10,000,000
Third Fiscal Quarter of			$11,000,000 plus and
aggregate amount
   Fiscal Year 2004 and			equal to 50% of
Consolidated Net Earnings
   thereafter					(but, in each case) only
if a positive number) for
each completed Fiscal Quarter
beginning with the third
Fiscal Quarter of Fiscal Year
2004

7.12  Minimum Consolidated EBITDA.

(a)  The Borrower will not, on the last day of any Fiscal
Quarter set forth below, permit Consolidated EBITDA calculated using Consolidated EBITDA for the Fiscal Year to date as of the end of each such period (except as otherwise indicated with respect to the last two periods below) to be less than the amount set forth opposite such period below:

Period (FQ = Fiscal Quarter)		Minimum Consolidated
EBITDA

First FQ of Fiscal Year 2002			($2,300,000)
Second FQ of Fiscal Year 2002			($3,800,000)
Third FQ of Fiscal Year 2002			($4,150,000)
Fourth FQ of Fiscal Year 2002			($4,300,000)
First FQ of Fiscal Year 2003			($250,000)
Second FQ of Fiscal Year 2003			$535,000

Third FQ of Fiscal Year 2003
  (Consolidated EBITDA for such FQ only)	$1,438,000
Fourth FQ of Fiscal Year 2003
  (Consolidated EBITDA for such FQ only)	$1,356,000


(b) If Consolidated Tangible Net Worth on the last day of any Fiscal Quarter set forth below is less than $14,000,000, the Borrower will not, on the last day of such Fiscal Quarter, permit Consolidated EBITDA for such Fiscal Quarter to be less than the amount set forth opposite such period below:

Period (FQ = Fiscal Quarter)		Minimum Consolidated
EBITDA

First FQ of Fiscal Year 2004			$1,666,000
Second FQ of Fiscal Year 2004			$1,666,000
Third FQ of Fiscal Year 2004			$1,666,000
Fourth FQ of Fiscal Year 2004			$1,666,000
First FQ of Fiscal Year 2005 and thereafter	$2,441,000

7.13  Interest Coverage Ratio.  The Borrower will not, for any
Fiscal Quarter commencing with the Fiscal Quarter ending in September 2003, permit the Interest Coverage Ratio to be less than 1.10 to 1.00.

7.14 Debt Service Coverage Ratio. The Borrower will not, for any Fiscal Quarter commencing with the Fiscal Quarter ending in September 2003, permit the Debt Service Coverage Ratio to be less than 1.00 to 1.00.

7.15 Capital Expenditures. The Borrower will not, and will not permit any Subsidiary to, make or become committed to make (without duplication) any Capital Expenditure if the aggregate amount of all Capital Expenditures made or committed to be made by the Borrower and its Subsidiaries in (a) Fiscal Year 2002 would exceed $1,500,000, (b) Fiscal Year 2003 would exceed $1,500,000, plus an amount equal to the maximum amount of Capital Expenditures which could have been incurred in compliance with this Section 7.15 in Fiscal Year 2002 but were not incurred during Fiscal Year 2002, (c) Fiscal Year 2004 would exceed $2,000,000 plus an amount (which shall in no event exceed $1,000,000) equal to the maximum amount of Capital Expenditures which could have been incurred in compliance with this Section 7.15 in Fiscal Year 2003 but were not incurred during Fiscal Year 2003 and (iv) Fiscal Year 2005 and each Fiscal Year thereafter would exceed $3,000,000. Notwithstanding anything to the contrary contained in this Section 7.15, the foregoing limitations on Capital Expenditures for any Fiscal Year shall be adjusted upward for any Capital Expenditures that are necessary for compliance with requirements of the United States Environmental Protection Agency or any other Governmental Authority.

8. EVENTS OF DEFAULT; ACCELERATION. Each of the following events shall constitute an "Event of Default" under this Amended and Restated Loan
Agreement:


(a) If the Borrower shall default in the payment of any interest on and/or any principal of the Amended and Restated Working Capital Line of Credit Note when the same becomes due and payable, and such default continues for ten (10) days after the Bank has given written notice of such default to the Borrower.

(b) If the Borrower shall breach or default in the performance or observance of any of the provisions of Sections 7.3, 7.4 or 7.7 hereof.

(c) If the Borrower shall breach or default in the performance or observance of any of the provisions of Section 7 hereof (other than Sections 7.3, 7.4 or 7.7 hereof for which no cure period is provided), and such breach or default is not cured within thirty (30) days after the earlier of (i) the date the Borrower first obtains knowledge of the particular breach or default, or (ii) the date written notice of the particular breach or default is given to the Borrower by the Bank.

(d) If the Borrower shall default in the performance of or compliance with any covenant, obligation or provision contained in this Amended and Restated Loan Agreement or any of the other Loan Instruments, and not otherwise referred to in this Section 8, and such default shall not have been remedied (i) within thirty (30) days after written notice of such default shall have been delivered to the Borrower, or (ii) if such default cannot be cured within such thirty (30) day period, within such longer period of time as may be necessary to effect such cure, but in any event within sixty (60) days after written notice of such default shall have been delivered to the Borrower, provided that the Borrower commences to cure the particular default within such thirty (30) day period and prosecutes the cure to completion with due diligence within sixty (60) days after written notice of such default shall have been delivered to the Borrower.

(e) If any material representation or warranty made in writing by or on behalf of the Borrower herein or pursuant hereto or otherwise in connection with the transactions contemplated hereby shall have been materially false or misleading or incorrect when made and the Borrower shall have known or should have known of the falsity, misleading nature of or incorrectness of such representation or warranty when it was made, and the Borrower fails to cause such representation or warranty to cease to be materially false, misleading or incorrect within ton (10) days after written notice of such materially false, misleading or incorrect representation or warranty shall have been delivered to the Borrower.


(f) If the Borrower shall default (as principal or guarantor or other surety or otherwise) in the payment of any principal of or premium, if any, or interest on any Indebtedness which, at the time of the Borrower's default in the payment thereof, has an unpaid balance in excess of Two Million Dollars ($2,000,000.00), or if the Borrower defaults in the performance of or compliance with any term of any evidence of such Indebtedness or of any mortgage, indenture or other agreement relating thereto, and such default shall continue for more than the period of grace, if any, specified therein and shall not have been waived pursuant thereto; provided, however, to the extent the Borrower is contesting the amount or validity of any such Indebtedness claimed to be in default and/or is contesting whether it has defaulted in the performance or compliance with any term or provision of any document of the type referenced in this subsection (f), in each case in good faith and by appropriate proceedings promptly initiated and diligently conducted by the Borrower, any such default of the type referred to in this subsection (f) shall not constitute an Event of Default.

(g) The occurrence of any Event of Default under and as defined in the Senior Note Agreement, or a default by the Borrower under the Master Equipment Lease or any Funded Debt.

(h) If the Borrower shall discontinue its business or shall make an assignment for the benefit of its creditors, or shall fail generally to pay its debts as such debts become due, or shall apply for or consent to the appointment of or taking possession by a trustee, receiver or liquidator (or other similar official) of any substantial part of its property, or shall commence a case or have an order for relief entered against it under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or if the Borrower shall take any action in furtherance of the dissolution or liquidation of the Borrower.

(i) If, within sixty (60) days after the commencement against the Borrower of a case under the Bankruptcy Code, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, such case shall have been consented to or shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of the Borrower shall not have been stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if within sixty (60) days after the entry of a decree appointing a trustee, receiver or liquidator (or other similar official) of any substantial part of the property of the Borrower, such appointment shall not have been vacated.

(j) If a final uninsured, non-appealable judgment which, with other outstanding final judgments against the Borrower exceeds an aggregate of Two Hundred Fifty Thousand Dollars ($250,000.00) shall be rendered against the Borrower and (i) if, prior to the availability of any execution thereon, such judgment shall not have been discharged or execution thereof shall not have been stayed pending appeal, or if, after the expiration of any such stay, such judgment shall not have been discharged, or (ii) the Borrower shall not have established adequate reserves on its books in respect of such final uninsurable judgment or judgments.


Upon the occurrence of any Event of Default described in subsection
(h) or (i) of this Section 8, the respective unpaid principal balances of the Amended and Restated Working Capital Line of Credit Note together with all accrued interest thereon and all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower. Further, upon the occurrence of any other Event of Default referred to in this Section 8, the Bank may at any time at its option, by written notice to the Borrower, declare the respective unpaid principal balances of the Amended and Restated Working Capital Line of Credit Note together with all accrued interest thereon and all other obligations to be due and payable in full to the Bank, without presentment, demand, protest or other requirements of any kind, all of which are hereby waived by the Borrower.

9.  REMEDIES.

9.1 Defaults. Upon the occurrence and during the continuation of any Event of Default, the Bank may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the other Loan Instruments, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law. In case of a default in the payment of any principal of or premium, if any, or interest on the Amended and Restated Working Capital Line of Credit Note, or upon acceleration thereof, the Borrower will pay to the Bank such further amount as shall be sufficient to cover the cost and expenses of collection thereof, including (to the extent permitted by law), without limitation, reasonable attorneys' fees, expenses and disbursements.

9.2 Offset. If any Event of Default shall occur and be continuing and regardless of whether or not the Bank has accelerated the respective stated maturity dates of the Amended and Restated Working Capital Line of Credit Note or any of the other Obligations, or if the Borrower shall fail to pay any principal of the Amended and Restated Working Capital Line of Credit Note to the Bank on the due date thereof, the Bank shall have the right then, or at any time thereafter, to setoff against any and all deposit balances and other sums and Indebtedness and other property then held or owned by the Bank to or for the credit or account of the Borrower, all without notice to or demand upon the Borrower or any other Person, all such notices and demands being hereby expressly waived by the Borrower.

9.3 Rights Cumulative. All of the rights and remedies of the Bank upon the occurrence of an Event of Default hereunder shall be cumulative to the greatest extent permitted by law, and shall be in addition to all those rights and remedies afforded the Bank at law or in equity or under the other Loan Instruments.


9.4 Payment of Costs and Expenses. All of the costs, expenses, damages and liabilities, including, without limitation, all reasonable attorneys' fees, incurred by and imposed upon the Bank with respect to, in connection with or as a result of any action taken or omitted to be taken pursuant to this Amended and Restated Loan Agreement, the Amended and Restated Working Capital Line of Credit Note and the other Loan Instruments shall be paid by, and shall be the sole responsibility of, the Borrower.

10.  ASSIGNMENTS AND PARTICIPATIONS.

(a) The Bank shall have the right at any time, with the prior written consent of the Borrower, to sell, assign, transfer or negotiate all or any part of its Working Capital Commitment to one or more commercial banks, insurance companies, savings and loan associations, savings banks or other financial institutions, pension funds or mutual funds or other accredited investors ("Eligible Assignees"); provided that prior to receiving any confidential or other material information regarding the Borrower or the transactions contemplated by this Amended and Restated Loan Agreement, any Eligible Assignee shall have entered into a Confidentiality Agreement in form and substance satisfactory to the Borrower, provided, further, the Bank shall at all times retain at least sixty percent (60%) of the Working Capital Commitment and will retain the right to administer the Working Capital Commitment and the Loan Instruments on behalf of itself and the Eligible Assignees which acquire interests in the working capital Commitment. In the case of any sale, assignment, transfer or negotiation of all or part of the Working Capital Commitment authorized under this Section 10, the assignee, transferee or recipient shall have, to the extent of such sale, assignment, transfer or negotiation, the same rights, benefits and obligations as it would if it were a Bank hereunder, including, without limitation (i) the right to approve or disapprove actions which, in accordance with the terms hereof, require the approval of the Bank, and
(ii) the obligation to fund Working Capital Loans directly to the Borrower pursuant to Section 2 hereof.


(b) The Bank may sell participations in all or any part of the Working Capital Commitment to one or more Eligible Assignees with the prior written consent of the Borrower; provided that (i) the Borrower hereby consents to the sale of participation interests in the Working Capital Commitment to SunTrust Bank; (ii) any such sale shall not, without the consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission or apply to qualify the Amended and Restated Working Capital Line of Credit Note under the blue sky law of any state; (iii) the holder of any such participation, other than an Affiliate of the Bank, shall not be entitled to require the Bank to take or omit to take any action hereunder, subject to the rights of each holder of any such participation under each and every participation agreement to which the Bank and such holder is a party; and (iv) the Bank shall at all times retain at least sixty percent (60%) of the Working Capital Commitment and will retain the right to administer the Working Capital Commitment and the Loan Instruments on behalf of itself and the Eligible Assignees which acquire interests in the Working Capital Commitment. For purposes of Section 9.2 hereof, the Borrower hereby acknowledges and agrees that any sale of any participation interest in the Working Capital Commitment will give rise to a direct obligation of the Borrower to the participant and the participant shall be considered to be a "Bank" hereunder.

(c)  Notwithstanding the foregoing provisions of this Section
10, the Bank may at any time sell, assign, transfer, or negotiate all or any part of the Working Capital Commitment to any Affiliate of the Bank; provided that an Affiliate to whom such disposition has been made shall not be considered a "Bank" for purposes of this Amended and Restated Loan Agreement other than for purposes of Section 9.2 hereof, provided further that the Borrower shall not incur any additional expenses solely as a result of such sale, assignment, transfer or negotiation.

(d) The Bank shall not, as between the Borrower and the Bank, be relieved of any of its obligations hereunder as a result of any granting of participations in all or any part of the Working Capital Commitment. The Bank shall, as between the Borrower and the Bank, be relieved of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of all or any part of the Working Capital Commitment made in accordance with Section 10(a) hereof.

11. INDEMNITY. The Borrower shall indemnify and hold harmless the Bank, its successors, assigns, agents and employees, from and against any and all claims, actions, suits, proceedings, costs, expenses, damages, fines, penalties and liabilities, including, without limitation, reasonable attorneys' fees and costs, arising out of, connected with or resulting from the operation of the business of the Borrower. Provided, the Borrower shall have no obligation to indemnify the Bank for any loss to the extent caused by the Bank's bad faith, gross negligence or willful misconduct. At the Bank's request, the Borrower shall, at its own cost and expense, defend or cause to be defended any and all such actions or suits that may be brought against the Bank and, in any event, shall satisfy, pay and discharge any and all judgments, awards, penalties, costs and fines that may be recovered against the Bank in any such action, plus all attorneys' fees and costs related thereto to the extent permitted by applicable law; provided, however, that the Bank shall give the Borrower, to the extent the Bank seeks indemnification from the Borrower under this Section 11, written notice of any such claim, demand or suit as soon as practicable after the Bank has received written notice thereof, and the Bank shall not settle any such claim, demand or suit, if the Bank seeks indemnification therefor from the Borrower, without first giving notice to Borrower of the Bank's desire to settle and obtaining the consent of Borrower to the same, which consent the Borrower hereby agrees not to unreasonably withhold.

12.  MISCELLANEOUS.


12.1 Role of the Bank. Notwithstanding any of the terms or conditions hereof or of the other Loan Instruments to the contrary, the Bank shall not have, and by its execution and acceptance of this Amended and Restated Loan Agreement hereby expressly disclaims, any obligation or responsibility for the management, conduct or operation of the business and affairs of the Borrower. Any term or condition hereof, or of any of the other Loan Instruments, permitting the Bank to take or refrain from taking any action with respect to the Borrower shall be deemed solely to permit the Bank to audit and review the management, operation and conduct of the business and affairs of the Borrower and may not be relied upon by any other Person. Further, the Bank shall not have, has not assumed, and by its execution and acceptance of this Amended and Restated Loan Agreement hereby expressly disclaims, any liability or responsibility for the payment or performance of any indebtedness or obligation of the Borrower, and no term or condition hereof, or of any of the other Loan Instruments, shall be construed otherwise.

12.2 Notices. All notices required or permitted to be given hereunder shall be given in writing and shall be personally delivered or sent by telecopier (with confirmation by mail to follow), by express courier service or by registered or certified United States mail, return receipt requested, postage prepaid, addressed-as follows (or to such other address as to which either party hereto shall have given the other written notice):

If to the Borrower: 	Kentucky Electric Steel, Inc.
U.S. Highway 60 (Coalton)
P.0. Box 3500
Ashland, KY 41105
Attn: William J. Jessie

cc:		William H. Jones, Jr., Esq.
VanAntwerp, Monge, Jones & Edwards
1544 Winchester Avenue, 5th Floor
P. 0. Box 1111
Ashland, KY 41105-1111

cc:		Jeffery R. Rush Esq.
Frost Brown Todd LLC
2200 PNC Center
201 East Fifth Street
Cincinnati, OH 45202-4182

If to the Bank: 		National City Bank of Kentucky
10th Floor, National City Tower
101 South Fifth Street
Louisville, KY 40202
Attn: Mr. Jerrol Z. Miles


cc:		Tandy C. Patrick, Esq.
Greenebaum Doll & McDonald PLLC
3300 National City Tower
101 South Fifth Street
Louisville, KY 40202

All notices hereunder shall be deemed given upon the earliest of
(a) actual delivery in person or by telecopier (with confirmation by mail to follow), (b) one (1) Business Day after delivery to an express courier service, or (c) three (3) Business Days after having been deposited in the United States mails, in accordance with the foregoing.

12.3 Waiver. No course of dealing in respect of, nor any omission or delay in the exercise of, any right, power, remedy or privilege by the Bank shall operate as a waiver thereof, nor shall any right, power, remedy or privilege of the Bank be exclusive of any other right, power, remedy or privilege referred to herein or in any related document or now or hereafter available at law, in equity, in bankruptcy, by statute or otherwise. Each such right, power, remedy or privilege may be exercised by the Bank, either independently or concurrently with others, and as often and in such order as the Bank may deem expedient.
No waiver or consent granted by the Bank in respect of this Amended and Restated Loan Agreement or the other Loan Instruments shall be binding upon the Bank unless specifically granted in writing by a duly authorized officer of the Bank, which writing shall be strictly construed.

12.4 Survival of Representations and Warranties. All representations, warranties and covenants of the Borrower contained herein or in the other Loan Instruments or made pursuant hereto shall survive the execution and delivery of the Loan Instruments and shall continue throughout the term hereof. Further, the indemnities set forth in Sections 4, 6.11 and 10 hereof shall survive the payment of the obligations to the Bank.

12.5 Invalidity. If any part of this Amended and Restated Loan Agreement shall be adjudged invalid or unenforceable, whether in general or in any particular circumstance, then such partial invalidity or enforceability shall not cause the remainder of this Amended and Restated Loan Agreement to be or to become invalid or unenforceable, and if a provision hereof is held invalid or unenforceable in one or more of its applications, the parties hereto agree that said provision shall remain in effect in all valid applications that are severable from the invalid be unenforceable application or applications.

12.6 Assignment. This Amended and Restated Loan Agreement may not be assigned by the Borrower without the prior written consent of the Bank. All rights of the Bank hereunder shall inure to the benefit of its successors and assigns, subject to the provisions of Section 10 hereof, and all obligations, covenants and agreements of the Borrower shall bind its successors and assigns, if any.

12.7 Governing Law. This Amended and Restated Loan Agreement and the rights and obligations of the parties hereunder shall, in all respects, be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

12.8 Section Headings. The section headings of this Amended and Restated Loan Agreement are inserted herein solely for convenience of reference and shall not affect the construction or interpretation of the provisions hereof.

12.9  Entire Agreement.  This Amended and Restated Loan
Agreement and the other Loan Instruments constitute the entire agreement between the Bank and the Borrower with respect to the subject matter hereof and supersedes all prior written or oral agreements between the Borrower and the Bank pertaining to the subject matter hereof.

12.10 Time of the Essence. Time shall be of the essence in the payment and performance of all of the Borrower's obligations under this Amended and Restated Loan Agreement, the Amended and Restated Working Capital Line of Credit Note and the other Loan Instruments.

12.11  No Oral Modifications.  This Amended and Restated Loan
Agreement may be modified only in writing executed by the Bank and the Borrower.

12.12 Costs and Expenses. The Borrower agrees to reimburse the Bank for all charges, expenses, out-of-pocket costs and fees incurred by the Bank in the preparation, negotiation and execution of the Loan Instruments (including the Term Sheet), including without limitation, all documentary, stamp or other tax liabilities, all security deposits and agreed loan or commitment fees, and all costs of printing, documentation, recording, credit reports and lien searches. All obligations of the Borrower under this Section 12.12 shall survive the termination or cancellation of this Amended and Restated Loan Agreement for any reason whatsoever.

12.13 Right to Request Waivers. The Borrower reserves the right from time to time to request the Bank to waive one or more of the terms and provisions of this Amended and Restated Loan Agreement;
provided, the Bank shall have no obligation to consent to any such waiver requested by the Borrower, and nothing set forth in this Amended and Restated Loan Agreement shall be construed to the contrary.

12.14 Supersession of Original Loan Agreement. This Amended and Restated Loan Agreement amends, restates and supersedes in its entirety the Prior Loan Agreement, which is terminated and shall be of no further force and effect as of the date hereof.


12.15 Termination of Export Line of Credit. The Export Line of Credit referred to in the Prior Loan Agreement is canceled and terminated.

12.16 Waiver. Effective as of November 1, 2001, the Bank waives the Event of Default of the Borrower as described in Paragraph C of the Recitals hereto.

13. RELEASE OF BANK. As a material inducement to the Bank to enter into this Amended and Restated Loan Agreement, the Borrower hereby releases and forever discharges the Bank and its officers, directors, attorneys, agents, representatives, employees, predecessors and successors-in-interest, and assigns, of and from any and all known or reasonably discoverable claims, demands, obligations, actions, causes of action, damages, costs, losses of services, expenses and compensation of any nature whatsoever, whether based on a tort, including but not limited to, breach of fiduciary duty, bad faith, conversation, breach of contract, or other theory or recovery which the Borrower has or may have against the Bank, or which may exist or which might be claimed to exist at or prior to the date of this Amended and Restated Loan Agreement on account of, or in any way arising out of the banking relationship between the Borrower and the Bank. The Borrower specifically agrees and acknowledges that the release of the Bank for the consideration herein is complete, final, unqualified, and not subject to any condition precedent or condition subsequent, it being the express intention that this shall constitute an unconditional general release for the benefit of the Bank and have immediate effect and shall not be subject to any contingency or condition whatsoever. The Borrower further acknowledges that it expressly waives any right to subsequently attach the enforcement of this Amended and Restated Loan Agreement or release based upon claim of mutual mistake of fact or law. The Borrower additionally agrees that no action shall be commenced by it for any future claim against the Bank arising from or in any way connected with the transaction between the Borrower and the Bank for the execution and performance of the various agreements herein or in the Loan Agreement, unless notice shall be given to the Bank, specifically setting forth the claim. Such notice must be given within sixty (60) calendar days after the discovery of the occurrence of the event upon which the Borrower shall base such claim.
 Failure to give such notice within such sixty (60)-day period shall constitute a waiver by the Borrower of any such claim. In the construction of this paragraph, as in the entirety of this Amended and Restated Loan Agreement, time shall be of the essence.

14.	Waiver of Jury Trial.  Borrower hereby knowingly, voluntarily and intentionally waives the right it may have to a trial by jury in respect to any litigation or any other proceeding based on, or arising out of, under or in connection with this Amended and Restated Loan Agreement or any other loan document or out of any course of conduct, course of dealing, statements (whether written or oral) or actions of the Borrower or the Bank.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the parties hereto have caused this Amended and Restated Loan Agreement to be duly executed as of the day and year first above written.

Kentucky Electric Steel, Inc.

By: \s\Charles C. Hanebuth
Charles C. Hanebuth,
Chief Executive Officer

(the "Borrower")

National City Bank of Kentucky

By:  \s\Jerrol Z. Miles

Title:  Senior Vice President
(the "Bank")


	Exhibit D
	Borrowing Certificate
	(Working Capital Loan)

THIS BORROWING CERTIFICATE ("Borrowing Certificate") is being delivered to NATIONAL CITY BANK OF KENTUCKY, a national banking association (the "Bank"), pursuant to Section 2 of that certain Amended and Restated Loan Agreement dated as of January __, 2002, between KENTUCKY ELECTRIC STEEL, INC., a Delaware corporation (the "Borrower"), and the Bank (together with all amendments, modifications and supplements thereto and all restatements thereof, the "Loan Agreement"). All capitalized terms used herein without definition shall have the same meaning as in the Loan Agreement. The Borrower hereby requests the Bank to make a Working Capital Loan to Borrower in the amount of $_______________ on __________ __, 200_ (the "Funding Date"). The proceeds of the Working Capital Loan requested pursuant to this Borrowing Certificate shall be deposited in the Borrower's account maintained with the Bank.

The undersigned officer on behalf of the Borrower, to the best of his knowledge, and the Borrower certify that:

(a)	The amount of the Working Capital Loan requested pursuant to this Borrowing Certificate will not cause the Total Utilization of Working Capital Commitment to exceed the Working Capital Commitment in effect as of the date hereof or the Borrowing Base;

(b)	The representations and warranties contained in the Loan
Agreement are true and correct in all material respects on and as of the date hereof, to the same extent as though made on and as of the date hereof;

(c)	No event has occurred and is continuing under the Loan
Agreement or will result from the disbursement of the Working Capital Loan requested pursuant to this Borrowing Certificate which would constitute an Event of Default;

(d)	The Borrower has performed in all material respects all
agreements and satisfied all conditions which the Loan Agreement and the other Loan Instruments provide shall be performed or satisfied by the Borrower on or before the Funding Date of the Working Capital Loan requested pursuant to this Borrowing Certificate;

(e)	No order, judgment or decree of any court, arbitrator or
governmental authority purports to enjoin or restrain the Bank from making the Working Capital Loan requested pursuant to this Borrowing Certificate; and


(f)	There is not pending or, to the knowledge of the Borrower,
threatened, any action, suit, proceeding or arbitration or, to the knowledge of the Borrower, any governmental investigation, pending or threatened, against or affecting the Borrower whish is required by the terms of the Loan Agreement to be disclosed to the Bank and which has not been disclosed by the Borrower to the Bank pursuant to the Loan Agreement prior to the Funding Date of the last preceding Working Capital Loan or, with respect to the initial Working Capital Loan requested by the Borrower, prior to the date of the Loan Agreement, and there has occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, which, in either event, in the reasonable opinion of the Borrower, is likely to be determined adversely to the Borrower and, in such event, is reasonably expected to have a Material Adverse Effect. Further, no injunction or other restraining order has been issued and no hearing to cause an injunction or other restraining order to be issued is pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of the Loan Agreement or the making of Working Capital Loans thereunder or the issuing of Letters of Credit thereunder.

Dated:	____________________



KENTUCKY ELECTRIC STEEL, INC.


By:

Title:

	(the "Borrower")


	Exhibit D
	Borrowing Certificate
	(Letter of Credit)

THIS BORROWING CERTIFICATE ("Borrowing Certificate") is being delivered to NATIONAL CITY BANK OF KENTUCKY, a national banking association (the "Bank"), pursuant to Section 2 of that certain Amended and Restated Loan Agreement dated as of January __, 2002, between KENTUCKY ELECTRIC STEEL, INC., a Delaware corporation (the "Borrower"), and the Bank (together with all amendments, modifications and supplements thereto and all restatements thereof, the "Loan Agreement"). All capitalized terms used herein without definition shall have the same meaning as in the Loan Agreement. The Borrower hereby requests the Bank to issue a Letter of Credit for the account of the Borrower in the amount of $_______________ on __________ __, 200_ (the "Issuance Date"). The Letter of Credit is more particularly described in the accompanying Application for Irrevocable Letter of Credit duly executed by the Borrower.

The undersigned officer on behalf of the Borrower, to the best of his knowledge, and the Borrower certify that:

(a)	The amount of the Letter of Credit requested pursuant to this
Borrowing Certificate will not cause the Total Utilization of Working Capital Commitment to exceed the Working Capital Commitment in effect as of the date hereof or the Borrowing Base;

(b)	The representations and warranties contained in the Loan
Agreement are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof;

(c)	No event has occurred and is continuing under the Loan
Agreement or will result from the disbursement of the Letter of Credit requested pursuant to this Borrowing Certificate which would constitute an Event of Default;

(d)	The Borrower has performed in all material respects all
agreements and satisfied all conditions which the Loan Agreement and the other Loan Instruments provide shall be performed or satisfied by the Borrower on or before the Issuance Date of the Letter of Credit requested pursuant to this Borrowing Certificate;

(e)	No order, judgment or decree of any court, arbitrator or
governmental authority purports to enjoin or restrain the Bank from issuing the Letter of Credit requested pursuant to this Borrowing
Certificate; and


(f)	There is not pending or, to the knowledge of the Borrower,
threatened, any action, suit, proceeding or arbitration or, to the knowledge of the Borrower, any governmental investigation, pending or threatened, against or affecting the Borrower whish is required by the terms of the Loan Agreement to be disclosed to the Bank and which has not been disclosed by the Borrower to the Bank pursuant to the Loan Agreement prior to the Issuance Date of the last preceding Letter of Credit or, with respect to the initial Letter of Credit requested by the Borrower, prior to the date of the Loan Agreement, and there has occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, which, in either event, in the reasonable opinion of the Borrower, is likely to be determined adversely to the Borrower and, in such event, is reasonably expected to have a Material Adverse Effect. Further, no injunction or other restraining order has been issued and no hearing to cause an injunction or other restraining order to be issued is pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of the Loan Agreement or the making of Letter of Credits thereunder or the issuing of Letters of Credit thereunder.

Dated:	____________________



KENTUCKY ELECTRIC STEEL, INC.


By:

Title:

	(the "Borrower")


	Exhibit E
	Form of Compliance Certificate

THIS COMPLIANCE CERTIFICATE is being delivered to NATIONAL CITY BANK OF KENTUCKY, a national banking association (the "Bank"), pursuant to Section 6.3(d) of that certain Amended and Restated Loan Agreement dated as of January __, 2002, between KENTUCKY ELECTRIC STEEL, INC., a Delaware corporation (the "Borrower"), and the Bank (together with all amendments, modifications and supplements thereto and all restatements thereof, the "Loan Agreement"). All capitalized terms used herein without definition shall have the same meaning as in the Loan Agreement. The undersigned officer on behalf of the Borrower, to the best of his knowledge, and the Borrower certify that as of the last day of the most recently ended month dated ___________ __, 200_ (the "Compliance Date"):

1.	Ratio Requirements.

(a)	The Borrower's Consolidated Tangible Net Worth is
$______________ [Reference Section 7.11 of the Loan Agreement];

(b)	The Consolidated EBITDA of the Borrower is
$______________ [Reference Section 7.12 of the Loan Agreement];

(c)	[to include starting 9/2003] The Borrower's Interest
Coverage Ratio is $_____________ [Reference Section 7.13 of the Loan Agreement]; and

(d)	[to include starting 9/2003]  The Borrower's Debt
Service Coverage Ratio is $_____________ [Reference Section 7.14 of the Loan Agreement];

2.	Mergers, Consolidations and Sales of Assets.  Neither the
Borrower nor any of its Subsidiaries has, during the preceding month, taken or permitted to be taken any of the actions prohibited under
Section 7.1 of the Loan Agreement other than [if any such actions have been taken or have been permitted to be taken, describe the same in detail][Reference Section 7.1 of the Loan Agreement).

3.	Liens.  Neither the Borrower nor any of its Subsidiaries has,
during the preceding calendar month, granted any Liens in violation of
Section 7.3 of the Loan Agreement other than [if any such Liens have been granted, describe the Lien in detail including the amount of the Indebtedness secured by the Lien, the assets secured by the Lien and the holder thereof][Reference Section 7.3 of the Loan Agreement].


4.	Restricted Payments.  The Borrower has not, during the
preceding month, made any Restricted Payments in violation of Section 7.4 of the Loan Agreement other than [if any such Restricted Payments have been made by the Borrower, describe the amount thereof, the date of making thereof and the date of payment thereof][Reference Section 7.4 of the Loan Agreement].

5.	Funded Debt.  Neither the Borrower nor any of its
Subsidiaries has, during the preceding month, incurred, assumed or guaranteed any new Funded Debt other than [if any such new or additional Funded Debt has been incurred, assumed or guaranteed by the Borrower or any of its Subsidiaries, describe the amount and nature of the Funded Debt, the assets securing the same, if any and the holder thereof][Reference Section 7.7 of the Loan Agreement].

6.	Transactions with Affiliates.  Neither the Borrower nor any
of its Subsidiaries has, during the preceding month, entered into any transactions with Affiliates in violation of the provisions of Section
7.8 of the Loan Agreement other than [if the Borrower or any of its Subsidiaries has entered into any transactions with Affiliates in violation of the provisions of Section 7.8 of the Loan Agreement, describe the nature of each such transaction, the Affiliate with whom such transaction has been made, and the obligations incurred or assumed by the Borrower or such Subsidiary pursuant to such transaction.[Reference Section 7.8 of the Loan Agreement].

7.	Guaranties.  Neither the Borrower nor any of its Subsidiaries
has, during the preceding calendar month, executed or issued any Guaranties in violation of the provisions of Section 7.9 of the Loan Agreement.

The undersigned officer of the Borrower executing and delivering this Compliance Certificate on behalf of the Borrower further certifies that he has reviewed the Loan Agreement and has no knowledge of any event or condition which constitutes a default or an Event of Default under the Loan Agreement or the other Loan Instruments other than [if any default or Event of Default has occurred, describe the same, the period of existence thereof and what action the Borrower has taken or proposes to take with respect thereto].

IN WITNESS WHEREOF, the Borrower has executed this Compliance
Certificate this 14th day of January, 2002.


KENTUCKY ELECTRIC STEEL, INC.


By:
Charles C. Hanebuth,
Chief Executive Officer

	(the "Borrower")


	Exhibit F
	Provisions to Include in Opinion of Counsel to Borrower

An opinion of counsel to the Borrower, dated the date of this Amended and Restated Loan Agreement, addressed to the Bank, and satisfactory to counsel for the Bank, (a) to the effect that (i) this Amended and Restated Loan Agreement and all of the Loan Documents have been duly executed and delivered by the Borrower, and (ii) the applicable Loan Documents have been recorded in all necessary public offices, and the security interests and/or liens created thereby in favor of the Bank have been duly perfected, and constitute the first and prior lien and encumbrance on and against all of the collateral described or referred to therein; (b) to the best of such counsel's knowledge, all of the representations and warranties of the Borrower set forth in the Loan Agreement are true and correct; (c) all corporate actions necessary or appropriate for the execution and delivery of the Loan Documents have been taken and all governmental approvals necessary for the due execution and delivery of the Loan Documents have been obtained; (d) none of the Loan Documents violate or contravene any provision of the Articles of Incorporation or By-Laws of the Borrower or, to the knowledge of such counsel, any agreement or instrument binding on the Borrower or any of its properties.



GD&M 677798.6
January 14, 2002
	TABLE OF CONTENTS

Section	Page



	GLOSSARY OF DEFINED TERMS

Term	Section





GD&M 677798.6
January 14, 2002